Exhibit 10.1

EXECUTION COPY

LOAN AGREEMENT

Dated as of June 15, 2005

among

ASPEN TECHNOLOGY RECEIVABLES II LLC,

as the Borrower,

ASPEN TECHNOLOGY, INC.,

as the initial Servicer,

THE VARIOUS LENDERS FROM TIME TO TIME PARTY HERETO,

and

GUGGENHEIM CORPORATE FUNDING, LLC,

as the Agent

EXHIBIT I	-	Definitions

EXHIBIT II	-	Credit and Collection Policy

EXHIBIT III	-	Form of Contract

SCHEDULE A	-	Lenders

SCHEDULE B	-	List of Closing Documents

SCHEDULE C	-	Offices Where Records are Kept

SCHEDULE D	-	Schedule of Pool Receivables

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is entered into as of June 15, 2005, among ASPEN TECHNOLOGY RECEIVABLES II LLC, a Delaware limited liability company (the “Borrower”), ASPEN TECHNOLOGY, INC., a Delaware corporation (“Aspen”), as initial servicer (in such capacity, together with its successors and permitted assigns in such capacity, the “Servicer”), the lenders listed on Schedule A to this Agreement, and GUGGENHEIM CORPORATE FUNDING, LLC (“Guggenheim”), as Agent for the benefit of the Secured Parties (in such capacity, together with its successors and permitted assigns in such capacity, the “Agent”).  Unless otherwise indicated, capitalized terms used in this Agreement are defined in Exhibit I.

PRELIMINARY STATEMENTS

WHEREAS, the Borrower has requested the Lenders, and the Lenders have agreed, subject to the terms and conditions contained in this Agreement, to extend a term loan on the Closing Date to the Borrower on the terms and conditions set forth in this Agreement which shall secured by the Pool Assets of the Borrower.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE LOANS

SECTION 1.01.                                         Subject to the satisfaction of the conditions precedent set forth in Article V, each Lender hereby agrees, on the terms and conditions set forth in this Agreement, to make a term loan (each a “Loan”) to the Borrower in the amount of its Commitment.  The aggregate principal amount of the Loans made to the Borrower hereunder on the Closing Date shall be in an amount equal to the Commitment Amount. Each Lender shall make its Loan available to the Agent at the Agent’s Office in same day funds on the Closing Date.  Upon receipt by the Agent of such funds, the Agent will make such funds available to the Borrower.  Each Lender’s obligation hereunder shall be several, such that the failure of any Lender to make a payment in connection with Loan hereunder shall not relieve any other Lender of its obligation hereunder, if any, to make payment for its Loan. No amounts repaid with respect to the Loans may be reborrowed.

ARTICLE II

INTEREST

SECTION 2.01.                                         Interest Rates.  The Borrower hereby promises to pay interest on the unpaid principal amount of the Loans to the Agent for the ratable benefit of the Lenders for the period commencing on the Closing Date and ending on the Final Payout Date are paid in full, at a rate equal to the Applicable Rate; provided, at all times from and after the occurrence of an Event of Default, interest shall accrue at a rate equal to the Default Rate, payable on demand.

SECTION 2.02.                                         Interest Payment Dates.  Interest accrued on each Loan shall be payable on each Settlement Date, on the Maturity Date and, if the Maturity Date and the Final Payout Date occur on different dates, the Final Payout Date.

SECTION 2.03.                                         Computation of Interest and Fees.  All interest and fees payable to the Lenders or the Agent shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days.

ARTICLE III

DISTRIBUTIONS

SECTION 3.01.                                         Payments.  On the Maturity Date, the Borrower shall immediately repay in full (a) the unpaid principal amount of the Loans, (b) all accrued and unpaid interest and (c) all other outstanding Obligations.  On each Settlement Date, the Obligations shall be paid or reduced to the extent available from Collections distributed to the Agent for the benefit of the Lenders in accordance with the terms of Section 3.02, 3.03 and 3.04.  The Borrower shall not have the right to make any prepayment of the outstanding principal amount of the Loans other than as contemplated in the two immediately preceding sentences.

SECTION 3.02.                                         Distribution Procedures.

The parties hereto will take the following actions with respect to each Settlement Date, Settlement Reporting Date or Reporting Date, as applicable:

(a)                                  Servicer Report and Settlement Report.  On or prior to each Reporting Date, the Servicer shall deliver to the Agent and the Backup Servicer a Servicer Report in respect of the calendar month then most recently ended. On or prior to each Settlement Reporting Date, the Servicer shall deliver to the Agent and the Backup Servicer a Settlement Report in respect of the Settlement Period then most recently ended.

(b)                                 Interest; Other Amounts Due.  On each Settlement Reporting Date, the Agent shall notify the Servicer of (i) the amount of interest that shall have accrued in respect of the Loans during the period from the immediately preceding Settlement Date (or, in the case of the initial Settlement Reporting Date, from the Closing Date) to the Settlement Date immediately following such Settlement Reporting Date, and (ii) all fees and other amounts that shall have accrued and be payable by the Borrower under this Agreement and the other Transaction Documents on such Settlement Date.

(c)                                  Settlement Date Procedure.  On each Settlement Date, the Servicer, on the basis of the express instructions provided by the Agent, shall distribute from amounts then available in the Collateral Account, the following amounts in the following order:

first, to the Backup Servicer, an amount equal to the Backup Servicing Fee accrued during the Settlement Period then most recently ended (plus, if applicable, the amount of Backup Servicer Fees payable on any prior Settlement Date to the extent such amount has been paid to the Backup Servicer);

second, to the Servicer, to be distributed to Aspen, an amount equal the Collections received during such Settlement Period certified by the Servicer as being due to applicable taxing authorities in connection with state or local sales taxes (or the equivalent thereof) (plus, if applicable, the amount of such taxes payable on any prior Settlement Date to the extent such amount has not been paid to the Servicer); provided, that, the aggregate amount distributed to the Servicer pursuant to this clause second on all Settlement Dates during the term of this Agreement shall not exceed $250,000;

third, to the Agent, for the benefit of the Lenders, an amount equal to the interest in respect of the Loans that shall have accrued and then be unpaid as of such Settlement Date including, if applicable, any previously accrued interest not paid on a prior Settlement Date, which amount shall be distributed ratably by the Agent to the applicable Lenders for application to such interest;

fourth, to the Agent, for the sole benefit of the Agent, the Agency Fee accrued during the Settlement Period then most recently ended (plus, if applicable, the amount of

Agency Fees payable on any prior Settlement Date to the extent such amount has not been paid to the Servicer);

fifth, to the Servicer, an amount equal to the Servicer’s Fees accrued during the Settlement Period then most recently ended (plus, if applicable, the amount of the Servicer’s Fees payable on any prior Settlement Date to the extent such amount has not been paid to the Servicer); provided, that, following the replacement of the initial Servicer in accordance with Section 8.01, the Agent may in its sole discretion distribute the Servicer Fee then in effect in clause first above;

sixth, to the Servicer, to be distributed to the appropriate Persons, an amount equal to the any cash collections or other cash proceeds (other than investment income) deposited into the Collateral Account during any Settlement Period ending prior to the Settlement Period then most recently ended and not constituting Collections, to the extent such collections or proceeds were not previously forwarded by the Servicer to the appropriate Person in accordance with Section 8.06(b) during the Settlement Period in which such items were deposited into the Collateral Account;

seventh, unless an Event of Default shall have occurred and is continuing, to the Borrower or the Servicer, as applicable, an amount equal to any Collections remitted to the Collateral Account during such Settlement Period to the extent such Collections represent recoveries in respect of Deemed Collections theretofore deposited by the Borrower or the Servicer, as applicable, in accordance with Section 3.03 (plus, if applicable, the amount of any such amounts payable on any prior Settlement Date to the extent such amount has not been paid to the Borrower or the Servicer);

eighth, to the Agent, for the benefit of the Lenders and the Agent, an amount equal to all other Obligations (other than principal on the Loans) then accrued and payable by the Borrower to the Lenders or the Agent under this Agreement and the other Transaction Documents on such Settlement Date;

ninth, to the Agent, for the benefit of the Lenders, all remaining amounts in the Collateral Account, which amounts shall be distributed ratably by the Agent to the Lenders for application to the outstanding principal amount of the Loans;  and

tenth,                 to the Borrower, any remaining amounts.

SECTION 3.03.                                         Deemed Collections.

(a)                                  Borrower’s Deemed Collections.  Except as otherwise provided in Section 3.04, if on any day:

(i)                                     the Outstanding Balance of any Pool Receivable is reduced, cancelled or terminated as a result of:

(A)                              any defective, rejected or returned software, goods or services, any cash discount, or any incorrect billing or other adjustment by the Borrower, the Transferor, Aspen or any Affiliate thereof, or

(B)                                any failure on the part of the Borrower, the Transferor, Aspen or any Affiliate thereof to deliver or provide any software, upgrades, supplements, refinements, goods or maintenance or other services contemplated to be delivered or provided under or in connection with any related Contract, or

(C)                                any setoff in respect of any claim by the Obligor thereof against the Borrower, the Transferor, Aspen or any Affiliate thereof (whether such claim arises out of the same or a related or an unrelated transaction) or by reason of becoming subject to any dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof or such Obligor’s financial inability to pay), or

(D)                               any obligation of the Borrower, the Transferor, Aspen or any Affiliate thereof to pay to the related Obligor any rebate or refund, or

(E)                                 any action taken by the Borrower, the Transferor, Aspen or any of its Affiliates (i) outside, in the case of Aspen, the scope of any authorized collection services Aspen may then be providing as Servicer, and (ii) other than a Supersede-and-Replace transaction authorized under Section 3.04 and in connection with which an eligible Superseding Receivable replaces the affected Receivable, or

(ii)                                  any of the representations or warranties of the Borrower set forth in Section 6.13 were not true when made with respect to any Pool Receivable, or

(iii)                               any of the representations or warranties of the Borrower set forth in Section 6.12 are no longer true with respect to any Pool Receivable and, with respect to Section 6.12(c), not remedied at the discretion of the Agent, then, on such day, the Borrower shall be deemed to have received a Collection of such Pool Receivable:

(I)            in the case of clause (i) above, in the amount of such reduction, cancellation or termination; and

(II)        in the case of clause (ii) or clause (iii) above, in the amount of the full Outstanding Balance of such Pool Receivable.

(b)                                 Servicer Deemed Collections.  If on any day:

(i)                                     the Outstanding Balance of any Pool Receivable is reduced, cancelled or terminated as a result of any failure on the part of the Servicer to perform its obligations as “Servicer” hereunder in accordance with the terms hereof; or

(ii)                                  the aggregate amount available in the Collateral Account immediately prior to any Settlement Date for purposes of the distributions contemplated in Section 3.02 shall be less than the aggregate amount of Collections that shall have been remitted by Obligors and received by Aspen on the Pool Receivables since the immediately preceding Settlement Date by reason of any failure or inability on the part of the Servicer to cause a transfer of such Collections to the Collateral Account, then, on such day, the Servicer shall be deemed to have received a Collection of the related Pool Receivable in the amount of such reduction, cancellation or termination or in the amount of such remittance, as applicable.

(c)                                  Deposit of Deemed Collections.  The Borrower or the Servicer, as applicable, shall deposit into the Collateral Account in cash in immediately available funds each Deemed Collection promptly following the date it first becomes aware of any of the circumstances described above and in any event no later than the immediately following Settlement Date.

SECTION 3.04.                                         Supersede-and-Replace Receivables.

(a)                                  In connection with the expansion of a licensing arrangement with an Obligor, such Obligor may request for purposes of administrative convenience that Aspen enter into an amended and restated Contract, the effect of which is to supersede and replace (a “Supersede-and-Replace”) the then outstanding receivables under the original Contract with such Obligor.

(b)                                 Subject to the following terms and conditions, the Lenders and the Agent agree to accept from the Borrower, in lieu of the Deemed Collection that would otherwise be required under Section 3.03 upon any Supersede-and-Replace relating to a Pool Receivable (a “Replaced Receivable”), the new Pool Receivable (the “Superseding Receivable”) arising in connection with such Supersede-and-Replace:

(i)                                     Not less than two Business Days prior to giving effect to a Supersede-and-Replace, Borrower shall provide the Agent written notice (a “S&R Notice”) setting forth (A) the identity of the affected Pool Receivable, (B) the terms of the Superseding Receivable becoming effective upon causing such Pool Receivable to become a Replaced Receivable, (C) a certification that the proposed Supersede-and-Replace is being undertaken at the request of the applicable Obligor and otherwise in accordance with the customary practice and procedures of Aspen, (D) a description, in such detail as may be reasonably requested by the Agent, demonstrating compliance by Borrower with the terms of this Section 3.04(b), and (E) the date (the applicable “S&R Date”)  on which such Supersede-and-Replace is scheduled to occur;

(ii)                                  The Replaced Receivable shall not have been a Delinquent Receivable at any time following the Closing Date;

(iii)                               The Outstanding Balance of the Replaced Receivable immediately prior to the applicable S&R Date, when added to the aggregate Outstanding Balance of all other Pool Receivables that shall have become Replaced Receivables under this Section 3.04(b), in each case as determined on its respective S&R Date, shall not exceed an amount equal to ten percent (10%) of the aggregate Outstanding Balance of all Pool Receivables as of the first day of such PSA Year.  For purposes of this clause (iii), “PSA Year” shall mean, initially, the period commencing on the date hereof and ending twelve months after the Closing Date, and thereafter each successive period of twelve months commencing on an anniversary of the date hereof and ending on the immediately following anniversary of the date hereof;

(iv)                              The Superseding Receivable shall satisfy each of the following criteria as of the S&R Date:

(A)                              such Superseding Receivable is due from the same Obligor as the related Replaced Receivable;

(B)                                the term of the Contract for the Superseding Receivable equals or exceeds the term of the Contract for the related Replaced Receivable;

(C)                                the periodic payments required under the Contract for the Superseding Receivable occur no less frequently than the periodic payments required under the Contract for the related Replaced Receivable;

(D)                               each periodic payment required under the Contract for the Superseding Receivable equals or exceeds the amount of the periodic payment that would have been due on the corresponding date under the Contract for the related Replaced Receivable;  and

(E)                                 the Superseding Receivable is an Eligible Receivable and otherwise satisfies as of the S&R Date each of the representations and warranties made by Borrower hereunder with respect to the Pool Receivables as of the Closing Date.

(v)                                 On the applicable S&R Date, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

(vi)                              On the applicable S&R Date, (A) the Replaced Receivable shall be deemed amended, superseded and replaced by the Superseding Receivable and (B) the Superseding Receivable shall be deemed to constitute proceeds of the Replaced Receivable.

The issuance by Borrower of an S&R Notice shall constitute a representation and warranty by Borrower that each of the statements set forth in Section 3.04(b) in respect of the applicable Superseding Receivable and the applicable Replaced Receivable is true and correct on the date of such S&R Notice and on the applicable S&R Date.  From and after an S&R Date, the Superseding Receivable shall constitute a Pool Receivable for all purposes of this Agreement.

SECTION 3.05.                                         Payments and Computations, Etc.

(a)                                  Payments.  All amounts to be paid or deposited by the Borrower or the Servicer to the Agent or any other Person hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. (New York City time) on the day when due in lawful money of the United States of America in same day funds (i) in the case of amounts to be paid or deposited in respect of accrued and unpaid interest or in reduction of the Loans, to the Agent at the following account (or such other account as the Agent shall notify the Borrower in writing from time to time):

Bank Name:	Harris Trust and Savings Bank
A.B.A. Number:	071-000-288
Account Number:	277-936-1
Account Name:	Guggenheim Corporate Funding, LLC

(b)                                 Late Payments.  The Borrower or the Servicer, as applicable, shall, to the extent permitted by law, pay to the applicable Secured Party interest on all amounts other than principal not paid or deposited when due by it hereunder at a rate equal to the Default Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.  For purposes of clarification, interest on the principal outstanding balance of the Loans shall accrue at the rate specified in Section 2.01.

(c)                                  Rescission. No amounts paid hereunder shall be considered paid by any distribution if at any time such distribution is rescinded or otherwise returned for any reason.

ARTICLE IV

INCREASED COSTS, FEES

SECTION 4.01.                                         Fees.  The Borrower shall pay to the Agent certain fees, payable on such dates and in such amounts as are set forth in that certain fee letter dated the date hereof from the Agent to the Borrower (as amended from time to time, the “Fee Letter”).

SECTION 4.02.                                         Increased Costs; Requirements of Law.  (a)  If any Affected Party determines that the existence of or compliance with (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date of this Agreement or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement affects or would affect the amount of capital required or expected to be maintained by such Affected Party and such Affected Party determines that the amount of such capital is increased by or based upon the existence of any commitment maintain the investment in the Loans related to this Agreement and other commitments of the same type related to this Agreement, then, upon demand by such Affected Party (with a copy to the Agent and including a reasonable detail and calculation of the amounts related to such demand), the Borrower shall immediately pay to the Agent, for the account of such Affected Party, from time to time as specified by such Affected Party, additional amounts sufficient to compensate such Affected Party in the light of such circumstances, to the extent that such Affected Party reasonably determines such increase in capital to be allocable to the existence of any of such commitments.  A certificate as to such amounts and the reasons therefor submitted to the Borrower and the Agent by such Affected Party shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case occurring after the date of this Agreement, there shall be any increase in the cost to any Affected Party of agreeing to maintain the Loans, then, upon demand by such Affected Party (including a reasonable detail and calculation of the amounts related to such demand), the Borrower shall immediately pay to the Agent, for the account of such Affected Party, from time to time as specified, additional amounts sufficient to compensate such Affected Party for such increased costs. A certificate as to such amounts and the reasons therefor submitted to the Borrower by such Affected Party shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  In the event that any Affected Party determines that the existence of or compliance with (i) any law or regulation or any change therein or in the interpretation or application thereof, in each case adopted, issued or occurring after the date of this Agreement or (ii) any request, guideline or directive from any central bank or other Governmental Authority (whether or not having the force of law) issued or occurring after the date of this Agreement:

(i)                                     does or shall subject such Affected Party to any tax of any kind whatsoever with respect to this Agreement, any increase in the Loans or any portion thereof, or does or shall change the basis of taxation of payments to such Affected Party on account of principal, interest or any other amounts payable hereunder (excluding taxes imposed on the overall net income of such Affected Party, and franchise taxes imposed on such Affected Party, by the jurisdiction under the laws of which such Affected Party is organized or a political subdivision thereof); or

(ii)                                  does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, purchases, advances or loan by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Party;

and the result of any of the foregoing is (x) to increase the cost to such Affected Party of acting as Agent or as a Lender or of agreeing to fund or maintain the Loans (or interests therein) or (y) to reduce any amount receivable hereunder (whether directly or indirectly), then, in any such case, upon demand by such Affected Party the Borrower shall pay the Agent, for the account of such Affected Party, any additional amounts necessary to compensate such Affected Party for such additional cost or reduced amount receivable.  A certificate from such Affected Party to the Borrower certifying, in reasonably specific detail, the basis for, calculation of, and amount of such additional costs or reduced amount receivable shall be conclusive in the absence of manifest error; provided, however, that no Affected Party shall be required to disclose any confidential or tax planning information in any such certificate.

(d)                                 Failure on the part of any Affected Party to demand compensation for any amount pursuant to this Section 4.02 with respect to any period shall not constitute a waiver of such Affected Party’s right to demand compensation with respect to such period; provided, that, an Affected Party may not make any demand under this Section 4.02 in respect of any amount incurred by such Affected Party if the date of such demand occurs on a date later than 90 days following the date such Affected Party first became aware of the incurrence of such amount.

ARTICLE V

CONDITIONS PRECEDENT

The making of the Loans hereunder is subject to the condition precedent that the Agent shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date and in form and substance satisfactory to the Agent:

(a)                                  A copy of the resolutions of the Board of Directors of the Borrower, the Board of Directors of the Transferor and the Board of Directors of Aspen, as applicable, approving this Agreement and the other Transaction Documents, as applicable, to be delivered by each such Person, certified by its respective Secretary or Assistant Secretary;

(b)                                 A good standing certificate for each of the Borrower, the Transferor and Aspen issued by the Secretary of State of its state of organization and the state where its chief executive office and principal place of business is located;

(c)                                  A certificate of the Secretary or Assistant Secretary of each of the Borrower, the Transferor and Aspen certifying the names and true signatures of the officers authorized on its behalf to sign this Agreement and the other Transaction Documents, to be delivered by such Person;

(d)                                 The articles of incorporation or organizational documents of each of the Borrower, the Transferor and Aspen, duly certified by the Secretary of State of its jurisdiction of organization, as of a recent date acceptable to Agent, together with a copy of its by-laws and/or operating agreement, duly certified by its Secretary or an Assistant Secretary;

(e)                                  Evidence that UCC-1 financing statements have been filed in all appropriate recording offices naming Aspen, the Transferor and the Borrower as debtors and the Agent as the secured party or assignee secured party, as may be necessary or, in the opinion of the Agent, desirable under the UCC or any comparable law of all appropriate jurisdictions to perfect the Agent’s interests in the Pool Assets;

(f)                                    A search report listing all effective financing statements that name Aspen, the Transferor or the Borrower as debtor and that are filed in the jurisdictions in which filings were made pursuant to subsection (e) above and in such other jurisdictions that the Agent shall reasonably request, together with copies of such financing statements and copies of all financing statements necessary to release all security interests and other rights of any Person in the Pool Assets previously granted by the Transferor, Aspen or the Borrower;

(g)                                 Duly executed copies of the Transaction Documents;

(h)                                 A Receivables Schedule identifying each Pool Receivable, the Obligor thereon and the Outstanding Balance thereof as of the Cutoff Date.  The aggregate Outstanding Balance as of the Cutoff Date of the Pool Receivables shall be an amount not less than $83,421,360;

(i)                                     Evidence reasonably acceptable to the Agent of a satisfactory completion of an audit of the Pool Receivables by Ernst & Young LLP;

(j)                                     The Fee Letter, duly executed by the Aspen and the Borrower, and receipt of payment of all documented fees, expenses, costs (including legal fees and disbursements of one law firm selected by the Agent and audit fees and disbursements of one audit firm selected by the Agent) due on or before the Closing Date pursuant thereto;

(k)                                  A certificate signed by a the chief executive officer, the chief financial officer or the treasurer of each of the Borrower, the Transferor and Aspen, stating in such Person’s capacity as such officer of such entity that on the Closing Date (i) no Event of Default or Unmatured Event of Default has occurred and is continuing, (ii) all of the representations and warranties made by such Person in Article VI of this Agreement (or, in the case of the Transferor, Article V of the Purchase and Resale Agreement) are true and correct as of the Closing Date; and

(l)                                     Such other approvals, opinions or documents listed on Schedule B hereto and as the Agent may reasonably request.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants as to itself, and the Servicer hereby represents and warrants as to itself, as follows (i) on the Closing Date, (ii) on each Settlement Date and (iii) with respect to any Superseding Receivables, on the S&R Date applicable to such Superseding Receivable:

SECTION 6.01.                                         Organization and Good Standing.  Each of the Borrower and the Servicer has been duly organized and is validly existing as a limited liability company or corporation, as applicable, in good standing under the laws of its state of organization, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted.  Borrower had at all relevant times, and now has, all necessary power, authority, and legal right to acquire and own the Receivables to be owned or transferred by it under the Transaction Documents and perform its obligations under the Transaction Documents.

SECTION 6.02.                                         Due Qualification.  Each of the Borrower and the Servicer is duly licensed or qualified to do business as a foreign limited liability company or corporation, as applicable, in good standing, and has obtained all necessary licenses and approvals, in all applicable jurisdictions except, with respect to the Servicer, where the failure to so qualify or obtain such licenses or approvals could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.03.                                         Power and Authority; Due Authorization.  Each of the Borrower and the Servicer (i) has all necessary power, authority and legal right to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents to which it is a party, and (C) in the case of the Borrower, pledge the Pool Assets and borrow the Loans on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate or limited liability company action (A) the execution, delivery and performance of this Agreement and the other Transaction Documents and (B) with respect to the Borrower, the borrowing, and granting of a security interest in the Pool Assets therefor, on the terms and conditions herein provided.

SECTION 6.04.                                         Binding Obligations.  This Agreement and each other Transaction Document constitutes a legal, valid and binding obligation of the Borrower or the Servicer (as applicable) enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

SECTION 6.05.                                         No Violation.  The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof or thereof will not (i) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, (A) the articles of incorporation or other organizational documents or by-laws of the Borrower or the Servicer, (B) with respect to the Servicer, any indenture, receivables purchase agreement, loan agreement, mortgage, deed of trust, or other material agreement or instrument to which the Servicer is a party or by which it or any of its properties is bound or (C) with respect to the Borrower, any indenture, receivables purchase agreement, loan agreement, mortgage, deed of trust, or other agreement or instrument to which the Borrower is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of their respective properties pursuant to the terms of any such indenture, purchase agreement, loan agreement, mortgage, deed of trust, or other agreement or instrument, other than this Agreement, or (iii) violate any law or any order, rule, or regulation applicable to the Borrower or the Servicer of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over the Borrower or the Servicer or any of its properties, except, in the case of the Servicer, where such violation could not reasonably be expected to have a Material Adverse Effect.

SECTION 6.06.                                         No Proceedings.  There are no proceedings or investigations pending, or, to the knowledge of the Borrower or the Servicer, threatened, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (i)

asserting the invalidity of this Agreement or any other Transaction Document, (ii) seeking to prevent the assignment of any Pool Assets or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document, or (iii) seeking any determination or ruling that is reasonably likely to have a Material Adverse Effect or seeking to adversely affect the federal income tax attributes of the Loans hereunder.

SECTION 6.07.                                         Bulk Sales Act.  No transaction contemplated by the Transaction Documents requires compliance with any bulk sales act or similar law.

SECTION 6.08.                                         Government Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower or the Servicer of this Agreement or any other Transaction Document, except for the filing of the UCC financing statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.

SECTION 6.09.                                         Financial Condition.  The audited consolidated balance sheets of the Servicer, as at June 30, 2004 and the unaudited consolidated balance sheets of the Servicer as at March 31, 2005 and, in each case, the related consolidated statements of earnings and cash flows, copies of which have been furnished to the Agent, have been prepared in accordance with generally accepted accounting principles, consistently applied, and present fairly the consolidated financial condition of Servicer and its consolidated subsidiaries as at the dates thereof and the results of their operations for the respective period then ended.  Since March 31, 2005, no event has occurred that has had or is reasonably likely to have a Material Adverse Effect.

SECTION 6.10.                                         Litigation.  No injunction, decree or other decision has been issued or made by any court, governmental agency or instrumentality thereof that prevents, and, to the knowledge of the Borrower or the Servicer, no threat by any Person has been made to attempt to obtain any such decision that is reasonably likely to prevent, the Borrower or the Servicer from conducting a material part of its business operations.

SECTION 6.11.                                         Margin Regulations.  The use of all funds obtained by the Borrower under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System from time to time.

SECTION 6.12.                                         Quality of Title.

(a)                                  Each Pool Asset is owned by the Borrower free and clear of any Adverse Claim (other than any Adverse Claim in favor of the Agent); the Security Agreement creates a valid and perfected first priority security interest (as defined in UCC Section 1-201) in favor of the Agent (for the benefit of the Secured Parties) in each Pool Asset, free and clear of any Adverse Claim (other than any Adverse Claim in favor of the Agent) as security for the Obligations; and no financing statement or other instrument similar in effect covering any Pool Receivable, any other

Pool Asset or any other asset or property of the Borrower is on file in any recording office except such as may be filed in favor of Agent in accordance with this Agreement.

(b)                                 The Borrower has caused the filing of all appropriate financing statements in the proper filing offices in the appropriate jurisdictions under applicable law in order to perfect the security interest of the Agent, for the benefit of the Lenders, in the Pool Assets.

(c)                                  Other than the grant of the security interest in the Pool Assets to the Agent, for the benefit of the Lenders under the Security Agreement, the Borrower has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Pool Assets or any of its other assets or properties to any other Person.  The Borrower has not authorized the filing of any financing statement by any other Person other than the Agent.

(d)                                 The rights granted hereunder and under the Security Agreement to the Agent and the Secured Parties are sufficient to enable the Agent and the Secured Parties, on the exercise of their secured creditor remedies in respect of the Pool Assets in accordance with the Transaction Documents and applicable law, to transfer good and marketable title to the Pool Assets without the necessity of the Agent or the Secured Parties holding any interest in the Aspen Software in order to give effect thereto.

SECTION 6.13.                                         Eligible Receivables.  Each Pool Receivable is an Eligible Receivable on the date the same is stated to be transferred to the Borrower under the Purchase and Resale Agreement.

SECTION 6.14.                                         Accuracy of Information.  All information set forth on the Receivables Schedule, including the Outstanding Balance, payment status and payment terms of each Receivable identified thereon, is true and correct in all material respects. No written information, exhibit, financial statement, document, book, record or report furnished or to be furnished by or on behalf of the Borrower, the Transferor, the Servicer, Aspen or any of its Affiliates to any Lender or the Agent in connection with this Agreement or any other Transaction Document was inaccurate in any material respect as of the date it was dated or (except as otherwise disclosed to the Lender, and the Agent at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted to state a material fact or any fact necessary, in light of the circumstances under which such statements were made, to make the statements contained therein not materially misleading.

SECTION 6.15.                                         Offices.  The chief place of business and chief executive office of the Borrower and the Servicer are located at the addresses referred to in Section 13.02, and the offices where each of the Borrower and the Servicer keeps all its books, records and documents evidencing Pool Receivables and Contracts and all other agreements related to such Pool Receivables are located at the addresses specified in Schedule C (or at such other locations, notified to the Agent in accordance with Section 7.01(f), in jurisdictions where all action required by Section 8.05 has been taken and completed).

SECTION 6.16.                                         Capitalization.  All of the membership or other equity interests of the Borrower are owned (beneficially and of record), free and clear of any Adverse Claim, by the Transferor.

SECTION 6.17.                                         Trade Names.  The Borrower does not use, and has not at any time used, any trade name, fictitious name, assumed name or “doing business as” name or other name under which it has or is doing business other than its actual corporate name.

SECTION 6.18.                                         Subsidiaries.  The Borrower has no Subsidiaries.

SECTION 6.19.                                         Ownership.  Aspen owns 100% of the equity of the Transferor.  The Transferor owns 100% of the equity of the Borrower.

SECTION 6.20.                                         Activities.  The Borrower is not engaged in any transactions other than the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party.  The Transferor is not engaged in any transactions other than the transactions contemplated by the Transaction Documents to which it is a party.

SECTION 6.21.                                         Taxes.  Each of the Borrower and the Servicer has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except, with respect to the Servicer, any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its respective books.

SECTION 6.22.                                         Compliance with Applicable Laws; Licenses, etc.  Each of the Borrower and the Servicer is in compliance in all material respects with the requirements of all applicable laws, rules, regulations, and orders of all governmental authorities (including, without limitation, the Federal Consumer Credit Protection Act, as amended, Regulation Z of the Board of Governors of the Federal Reserve System, as amended, laws, rules and regulations relating to usury, truth-in-lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy and all other consumer laws, rules and regulations applicable to the Receivables and other Pool Assets), except, with respect to the Servicer, where failure to comply is not reasonably likely to have a Material Adverse Effect.  Neither the Borrower nor the Servicer has failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, except, with respect to the Servicer, where the violation or failure to obtain could not be reasonably likely to have a Material Adverse Effect.

SECTION 6.23.                                         Investment Company Act, Etc.  Neither the Borrower nor the Servicer is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company”, of a “holding company”, or an “affiliate” of a “holding company”, or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

SECTION 6.24.                                         Credit and Collection Policy.  The Credit and Collection Policy, attached hereto as Exhibit II, is in full force and effect as of the date of this Agreement and has not been modified or amended, except, as of any date after the date hereof, in accordance with Section 7.03(c) and the Servicer is in compliance in all material respects with the policies and procedures therein.

SECTION 6.25.                                         Collection Account and Collateral Account.

(a)                                  At all times prior to the Closing Date, each Obligor was instructed by Aspen, as the originator of the Pool Receivables, to remit all payments on the Pool Receivables and Related Security directly to the Collection Account.  Aspen has been irrevocably instructed by the Transferor to transfer on a daily basis all amounts representing such payments from the Collection Account to the Collateral Account.

(b)                                 Adequate measures have been taken to implement on the date hereof a program to provide instructions to each Obligor by not later than the Notice Compliance Date (First) to remit all payments on the Pool Receivables and Related Security directly to the Collateral Account.  Neither Borrower nor Aspen has granted any Person, other than the Agent as contemplated by this Agreement, dominion and control of the Collateral Account, or the right to take dominion and control of the related lock-box or the Collateral Account at a future time or upon the occurrence of a future event.

SECTION 6.26.                                         Aspen Software.  In the case of any software of the type described in clause (i)(B) or (i)(C) of the definition herein of “Aspen Software”, the obligation of Aspen to compensate or otherwise pay the owner or licensor to Aspen of such software, whether in the nature of royalties or otherwise, is not secured by any Advance Claim on any of the Pool Receivables, and such owner or licensor does not otherwise have any property interest in any Pool Receivable.

SECTION 6.27.                                         Solvency.  On the Closing Date and on each S&R Date, immediately prior to and after giving effect to the grant of a security interest in the applicable Receivables occurring on such date:

(a)                                  the fair value and present fair saleable value of Borrower’s total assets is greater than the Borrower’s total liabilities (including contingent and unliquidated liabilities) at such time;

(b)                                 the fair value and present fair saleable value of the Borrower’s assets is greater than the amount that will be required to pay the Borrower’s probable liability on its existing debts as they become absolute and matured (“debts,” for this purpose, includes all legal liabilities, whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent);

(c)                                  The Borrower is able to pay all of its liabilities as such liabilities mature; and

(d)                                 The Borrower does not have unreasonably small capital with which to engage in its current and in its anticipated business.

For purposes of this Section 6.27:

(i)                                     the amount of the Borrower’s contingent or unliquidated liabilities at any time shall be that amount which, in light of all the facts and circumstances then existing, represents the amount which can reasonably be expected to become an actual or matured liability;

(ii)                                  the “fair value” of an asset shall be the amount which may be realized within a reasonable time either through collection or sale of such asset at its regular market value;

(iii)                               the “regular market value” of an asset shall be the amount which a capable and diligent business person could obtain for such asset from an interested buyer who is willing to purchase such asset under ordinary selling conditions; and

(iv)                              the “present fair saleable value” of an asset means the amount which can be obtained if such asset is sold with reasonable promptness in an arm’s-length transaction in an existing and not theoretical market.

ARTICLE VII

GENERAL COVENANTS

SECTION 7.01.                                         Affirmative Covenants.  From the date hereof until the Final Payout Date, the Borrower hereby covenants and agrees as to itself, and the Servicer covenants and agrees as to itself, unless the Agent shall otherwise consent in writing, that it shall:

(a)                                  Compliance with Laws, Etc.  Comply, and, in the case the Servicer, not take or omit to take any action, on behalf of the Borrower, that would cause the Borrower to fail to comply, in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including those which relate to the Pool Receivables and the Contracts).

(b)                                 Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign limited liability company or corporation, as applicable, in each jurisdiction in which its business is conducted except, with respect to the Servicer, where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could not reasonably be expected to have a Material Adverse Effect.

(c)                                  Audits.  (i) At any time and from time to time during regular business hours, permit the Agent or any of their agents or representatives, upon at least five Business Days’ prior notice (provided that no such notice shall be required if an Event of Default or Unmatured Event of Default shall have occurred and be continuing) (A) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of the Borrower or the Servicer relating to Pool Assets, including, without limitation, the Contracts and other agreements, and (B) to visit the offices and properties of the Borrower or the Servicer for the purpose of examining such materials described in clause (i)(A) above, and to discuss matters relating to Pool Assets or the Borrower’s or the Servicer’s performance hereunder with any of the officers or employees of the Borrower or the Servicer having knowledge of such matters; and (ii) without limiting the provisions of clause (i) next above, from time to time on request of the Agent, permit auditors or employees or agents of the Agent to conduct, at the Borrower’s or the Servicer’s expense, a review of the Borrower’s or the Servicer’s books and records; provided, however, neither the Servicer nor the Borrower shall be required to pay the expenses associated with more than two audits of such Person’s books and records in any calendar year and the aggregate amount in respect of any single audit of the Servicer and the Borrower, on a combined basis, shall not exceed $25,000.

(d)                                 Keeping of Records and Books of Account.  Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Pool Receivables in the event of the destruction of the originals thereof), and keep and maintain all documents, books, records and other information reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each Pool Receivable and all Collections of and adjustments to each Pool Receivable).

(e)                                  Performance and Compliance with Receivables, Contracts and Transaction Documents.  At its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, all other agreements related to such Pool Receivables and each Transaction Document.

(f)                                    Location of Records.  Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables and Contracts and all other agreements related to such Pool Receivables (and, to the extent that the Servicer retains originals thereof, all original documents relating thereto), at the addresses referred to in Schedule C or, upon 30 days’ prior written notice to the Agent, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

(g)                                 Credit and Collection Policies.  Comply in all material respects with the Credit and Collection Policy in regard to each Pool Receivable and the related Contract.

(h)                                 Collections.

(i)                                     Implement and maintain adequate measures to provide standing instructions to each Obligor by not later than the Notice Compliance Date (First) to remit all payments in connection with the Pool Receivables to the Collateral Account. The Borrower will (i) instruct the Collection Account Bank to promptly (and in any event within three Business Days (or, in the case of any unapplied funds, within five Business Days) of receipt of funds in the Collection Account), to (A) promptly identify the funds constituting Collections, (B) segregate such Collections from the other funds on deposit in the Collection Account and (C) transfer all such Collections to the Collateral Account and (ii) promptly (and in any event within one Business Day) deposit into the Collateral Account all Collections received directly by the Borrower or the Servicer and at all times prior to such deposit, the Borrower or the Servicer, as applicable, will itself hold such payments in trust for the exclusive benefit of the Agent and the Lenders.  Neither the Borrower nor the Servicer shall grant any Adverse Claim on, or the right to take dominion and control of, the Collateral Account to any Person at any time, whether presently or at a future time or upon the occurrence of a future event, except to the Agent as contemplated by this Agreement.  Each of the Servicer and the Borrower shall properly maintain the Collateral Account and take all such actions as are reasonably necessary to preserve its existence.  Neither the Borrower nor the Servicer shall permit any funds to be remitted to the Collateral Account other than Collections.

(ii)                                  Borrower will cause the Collateral Account to be subject at all times to an account control agreement in form and substance acceptable to the Agent that is in full force and effect.  The Borrower will maintain exclusive ownership, dominion and control (subject to the terms of this Agreement) of the Collateral Account and shall not grant any Adverse Claim on, or the right to take dominion and control of the Collateral Account or the related lockbox to any Person at any time, whether presently or at a future time or upon the occurrence of a future event, except to the Agent as contemplated by this Agreement.

(iii)                               Borrower will, within one Business Day after the date hereof, cause to be remitted to the Collateral Account all Collections remitted by any Obligor on the Pool Receivables during the period from the Cut-Off Date to the date hereof.

(i)                                     Separate Corporate Existence.  The Servicer and Borrower hereby acknowledge that the Lenders and the Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon each of the Borrower’s and the Transferor’s identity being that of a discrete legal entity, separate from Aspen.  Therefore, from and after the date hereof, the Borrower and the Servicer shall take all steps required to maintain and continue the Borrower’s identity as a separate legal entity and to make it apparent to third Persons that the Borrower is an entity with assets and liabilities distinct from those of Aspen, the Transferor and any other Person, and is not a division of Aspen, the Transferor or any other Person.  Without limiting the generality of the foregoing, the Borrower and the Servicer shall take such actions as shall be required in order that:

(i)                                     The Borrower will be a special-purpose limited liability company whose activities are restricted in its limited liability company agreement to owning the Pool Assets, entering into the Transaction Documents to which it is a party, borrowing under this Agreement and conducting such other activities as it deems necessary or appropriate to carry out its primary activities;

(ii)                                  Not less than one member of the Borrower’s Board of Directors (the “Independent Director”) shall be an individual who is not, and has not been for the five years preceding the Closing Date, (i) a direct, indirect or beneficial stockholder, officer, director (other than as a director of the Borrower and the Transferor), employee, affiliate or associate of the Borrower, the Transferor or Aspen or any of their Affiliates, (ii) a customer or supplier of the Borrower, the Transferor or Aspen or any of their Affiliates (other than a supplier to which the Borrower, the Transferor or Aspen and their Affiliates has paid no more than $50,000 in Aspen’s and its Affiliates’ then-current fiscal year or any of the three immediately preceding fiscal years); or (iii) a customer or supplier of the Borrower, the Transferor, Aspen or any of their Affiliates whose (A) sales to the Borrower, the Transferor, Aspen or any of their Affiliates, in the case of a supplier, represent a material portion of such supplier’s gross sales; or (B) accounts receivable owing to the Borrower, the Transferor, Aspen or any of their Affiliates, in the case of a customer, represent a material portion of such customer’s total accounts receivable.  The limited liability company agreement of the Borrower shall provide that (i) Borrower’s Board of Directors shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Borrower unless the Independent Director shall approve the taking of such action in writing prior to the taking of such action, and (ii) such provision cannot be amended without the prior written consent of the Independent Director;

(iii)                               The Independent Director shall not at any time serve as a trustee in bankruptcy for the Borrower, the Transferor, Aspen or any Affiliate thereof;

(iv)                              Any employee, consultant or agent of the Borrower will be compensated from funds of the Borrower, as appropriate, for services provided to the Borrower.  Except as otherwise provided herein, the Borrower will engage no agents other than a Servicer for the Pool Receivables, which Servicer will be fully compensated for services rendered to the Borrower by payment of the Servicer’s Fee;

(v)                                 The Borrower will contract with the Servicer to perform all operations required on a daily basis to service its Pool Receivables.  The Borrower will pay the Servicer a monthly fee based on the level of Pool Receivables being serviced by Servicer reasonably equivalent to the fee which would be required by an independent third-party servicer;

(vi)                              The Borrower will not incur any material indirect or overhead expenses for items shared among the Borrower, the Transferor and Aspen (or any other Affiliate thereof).  To the extent, if any, that the Borrower, the Transferor and Aspen (or any other Affiliate thereof) share items of expenses such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered, it being understood that Aspen shall pay all expenses relating to the preparation, negotiation, execution and delivery of the Transaction Documents, including, without limitation, legal fees;

(vii)                           The Borrower’s operating expenses will not be paid by the Transferor, Aspen or any other Affiliate thereof except as permitted under the terms of this Agreement or otherwise consented to by the Agent;

(viii)                        The Borrower will have its own separate phone extension and stationery;

(ix)                                The Borrower’s books and records will be maintained separately from those of the Transferor, Aspen and any other Affiliate thereof;

(x)                                   All audited financial statements of the Transferor, Aspen or any Affiliate thereof that are consolidated to include the Borrower will contain detailed notes clearly stating that (A) all of the Borrower’s assets are owned by the Borrower, (B) all of the Transferor’s assets are owned by the Transferor, (C) the Borrower is a separate legal entity and (D) the Transferor is a separate legal entity;

(xi)                                The Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of Aspen, the Transferor or any Affiliate thereof;

(xii)                             The Borrower will strictly observe corporate formalities in its dealings with the Transferor, Aspen or any Affiliate thereof, and funds or other assets of the Borrower will not be commingled with those of the Transferor, Aspen or any Affiliate thereof.  The Borrower shall not maintain joint bank accounts or other depository accounts to which the Transferor, Aspen or any Affiliate thereof (other than Aspen in its capacity as Servicer) has independent access.  Other than to the extent on deposit in the Collection Accounts or as otherwise contemplated hereunder, none of the Borrower’s funds will at any time be pooled with any funds of Aspen or any Affiliate thereof;

(xiii)                          The Borrower will maintain arm’s-length relationships with the Transferor, Aspen and any Affiliate thereof.  Any Person that renders or otherwise furnishes services to the Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto except as otherwise provided in this Agreement.  Except as contemplated in the Transaction Documents, neither the Borrower nor Aspen will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other; and

(xv)                            The Borrower will take such other actions as are necessary on its part to ensure that the facts and assumptions set forth in the opinion letter issued by Mirick O’Connell, DeMallie & Lougee, LLP, as counsel for Borrower, in connection with the closing of this Agreement and relating to substantive consolidation issues, and in the certificates accompanying such opinion, remain true and correct in all material respects at all times.

(j)                                     Maintain Security Interests.  Take all reasonably necessary or desirable actions requested by the Agent to maintain the first priority perfected security interest of the Agent in the Pool Assets.

(k)                                  Payment of Taxes and Other Obligations.  Pay all taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, and all other monetary obligations, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any of its property; provided that it shall not be required to pay any such tax, assessment, charge, levy, claim or monetary obligation which is being contested in good faith and by appropriate proceedings which shall operate to stay the enforcement thereof.

(l)                                     Performance and Enforcement of Transaction Documents.  The Borrower will, and will require the Transferor to, perform each of their respective obligations and undertakings under and pursuant to the Purchase and Resale Agreement and each of the other Transaction Documents to which it is party, will purchase Pool Assets thereunder in strict compliance with the terms thereof and will use its best efforts to enforce the rights and remedies accorded to it under the Purchase and Resale Agreement and the other Transaction Documents.  The Borrower will take all actions to perfect and enforce its rights and interests (and the rights and interests of the Agent and the Lenders as pledgees of the Borrower) under the Purchase and Resale Agreement and the other Transaction Documents as the Agent may from time to time reasonably request, including, without limitation, making claims to which it may be entitled under any indemnity, reimbursement or similar provision contained in the Transaction Documents.

SECTION 7.02.                                         Reporting Requirements.  From the date hereof until the Final Payout Date, each of the Borrower and the Servicer shall, unless the Agent shall otherwise consent in writing, furnish to the Agent:

(a)                                  Adverse Claims.  As soon as possible and in any event within three Business Days of the Borrower or the Servicer having knowledge thereof, notice of the assertion on the part of any Person of the existence of an Adverse Claim against the Pool Assets, other than any Adverse Claim permitted under the Transaction Documents.

(b)                                 Quarterly Financial Statements.  As soon as available and in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Servicer, copies of the unaudited financial statements of the Servicer and its Subsidiaries prepared on a consolidated basis in conformity with GAAP, duly certified by the chief financial officer or chief accounting officer of the Servicer;

(c)                                  Annual Financial Statements.  As soon as available and in any event within 90 days after the end of each fiscal year of the Servicer, copies of the audited financial statements of Aspen and its Subsidiaries prepared on a consolidated basis in conformity with GAAP and duly certified by independent certified public accountants of recognized standing reasonably satisfactory to the Agent;

(d)                                 Reports to Holders and Exchanges.  Promptly upon the Agent’s request, copies of any notice, request for consent, financial statements, certification, or other communication under or in connection with any Transaction Document and copies of any reports which the Servicer, the Transferor or the Borrower sends to any of its securityholders (in such capacity), and any reports or registration statements that Aspen, the Transferor or the Borrower files with the Securities and Exchange Commission or any national securities exchange other than registration statements relating to employee benefit plans and to registrations of securities for selling securities;

(e)                                  Events of Default.  As soon as possible and in any event within one Business Day after the occurrence of each Event of Default and each Unmatured Event of Default, a written statement setting forth details of such event and the action that it proposes to take with respect thereto;

(f)                                    Litigation.  As soon as possible and in any event within three Business Days of the Borrower or the Servicer having knowledge thereof, notice of (i) any litigation, investigation or proceeding commenced against the Borrower, (ii) any litigation, investigation or proceeding commenced against the Servicer which is reasonably likely to have a Material Adverse Effect, (iii) any material adverse development in previously disclosed litigation and (iv) any judgment, award, fine or assessment against the Borrower or, if in excess of $1,000,000, against the Servicer;

(g)                                 Material Events.  Prior to its effective date, notice of any material change in the character of the Borrower’s or the Servicer’s business or any event or circumstance which has or is reasonably likely to have a Material Adverse Effect; and

(h)                                 Other.  Promptly, from time to time, such other information, documents, records or reports respecting the Pool Assets or the condition or operations, financial or otherwise, of the Borrower or the Servicer as the Agent may from time to time reasonably request.

SECTION 7.03.                                         Negative Covenants of the Borrower and the Servicer.  From the date hereof until the Final Payout Date, the Borrower and the Servicer each severally agrees, as to itself, without the prior written consent of the Agent:

(a)                                  Sales, Liens, Etc.  (i) The Borrower will not, except as otherwise provided herein or in the Security Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to any of its assets or properties, including, without limitation, any Pool Asset, any interest therein, the Collateral Account, or any right to receive income or proceeds from or in respect of any of the foregoing and (ii) the Servicer will not assert any interest in the Pool Assets.

(b)                                 Extension or Amendment of Pool Receivables.  Neither the Borrower nor the Servicer will, except as otherwise permitted in Section 3.04(b) or Section 8.02(c), extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.

(c)                                  Change in Business or Credit and Collection Policy.  Neither the Borrower nor the Servicer will make any material change in the character of its business or in the Credit and Collection Policy, in each case without the prior written consent of the Agent, which consent shall not be unreasonably withheld if such change is not reasonably likely to have a Material Adverse Effect.

(d)                                 Change in Payment Instructions to Obligors and the Collection Account Bank.  Neither the Borrower nor the Servicer will terminate the Collection Account Bank or the Collateral Account Bank or make any change in its instructions to Obligors regarding payments to be made on the Pool Receivables or Related Security to the Collateral Account or payments to be made to the Collateral Account Bank.  Neither the Borrower nor the Servicer will make any change in its instructions to the Collection Account Bank regarding payments to be made to the Collateral Account required pursuant to Section 7.01(h) hereof.

(e)                                  Deposits to Collateral Account.  Neither the Borrower nor the Servicer shall deposit or otherwise credit, or cause or permit to be so deposited or credited, to the Collateral Account cash or cash proceeds other than Collections.  To the extent that any funds not constituting Collections are nonetheless deposited therein, the Servicer shall promptly identify the same and cause such funds to be remitted to the appropriate Person.

(f)                                    Restricted Payments by the Borrower.  The Borrower will not (i) purchase or redeem any of its equity interests or (ii) declare or pay any dividends thereon, or make any distribution to its members or set aside any funds for any such purpose, except that the Borrower may pay dividends to its members or set aside funds for such purpose as provided by law, so long as (A) such funds are not required to be distributed to any other Person in accordance with Section 3.02, (B) no Event of Default or Unmatured Event of Default has occurred and (C) is continuing, and after giving effect thereto, the Borrower’s net worth is positive at such time.

(g)                                 Borrower Debt.  The Borrower will not incur or permit to exist any Debt, except (A) Debt of the Borrower to the Transferor incurred in accordance with the Purchase and Resale Agreement, (B) as contemplated by the Transaction Documents and (C) other current accounts payable arising in the ordinary course of business and not overdue in an aggregate amount at any time outstanding not to exceed $25,000.

(h)                                 Negative Pledges.  The Borrower will not enter into or assume any agreement (other than this Agreement and the other Transaction Documents) prohibiting the creation or assumption of any Adverse Claim upon any Pool Assets or any of its other assets or property, whether now owned or hereafter acquired, except as contemplated by the Transaction Documents, or otherwise prohibiting or restricting any transaction contemplated hereby or by the other Transaction Documents.

(i)                                     Corporate Changes.  The Borrower will not change its name, state of incorporation or organization, or its “location” (as defined in 9-307 of the UCC) in which it keeps its records, unless it has given the Agent at least 30 days’ prior written notice thereof and has taken all steps necessary to continue the perfection of the Agent’s security interest, including the filing of amendments to the UCC financing statements.

(j)                                     Merger, Acquisitions, Sales, Etc.  The Borrower will not be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets (other than pursuant to this Agreement and the other Transaction Documents).

(k)                                  Amendments to the Transaction Documents.  Without the prior written consent of the Agent, the Borrower will not consent to or enter into any amendment or modification of, or supplement to any Transaction Document.

ARTICLE VIII

ADMINISTRATION AND COLLECTION

SECTION 8.01.                                         Designation of Servicer.

(a)                                  Aspen as Initial Servicer.  The servicing, administering and collection of the Pool Receivables and other Pool Assets shall be conducted by the Person designated as Servicer hereunder from time to time in accordance with this Section 8.01.  Until the Agent gives to Aspen a Successor Servicer Notice, Aspen is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.  Aspen agrees that it will not voluntarily resign as Servicer without the consent of the Agent.

(b)                                 Successor Notice; Servicer Termination Event.  Upon Aspen’s receipt of a notice from the Agent of the Agent’s designation of a new Servicer at any time following the occurrence and during the continuance of a Servicer Termination Event (a “Successor Servicer Notice”), Aspen agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent reasonably believes will facilitate the transition of the performance of such activities to the Backup Servicer or, if the Backup Servicer is unable to serve as Servicer, to another entity designated by the Agent and, at the direction of the Agent, such successor shall assume Aspen’s obligations to service and administer the Pool Assets, on the terms and subject to the conditions herein set forth, and Aspen shall use its best efforts to assist the Backup Servicer or such designee of the Agent in assuming such obligations.  Such cooperation shall include access to and transfer of related records (including all Contracts) necessary or desirable to collect the Pool Receivables and the Related Security.

SECTION 8.02.                                         Duties of Servicer.

(a)                                  Appointment; Duties in General.  Each of the Borrower, the Lenders and the Agent hereby appoints the Servicer as its agent, as from time to time designated pursuant to Section 8.01, to enforce its rights and interests in and under the Pool Assets, the Pool Receivables, the Related Security and the rights under the Contracts related to the Pool Receivables.  The Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Asset from time to time, all in accordance with applicable laws, rules and regulations, with reasonable care and diligence, and in accordance with the Credit and Collection Policy.

(b)                                 Collections.  The Servicer shall instruct all Obligors to cause all Collections of Pool Receivables to be deposited directly into the Collateral Account.  In the case of any Collection remitted to the Collection Account, the Servicer will (i) instruct the Collection Account Bank, promptly and in any event within three Business Days (or, in the case of unapplied funds, five Business Days) of receipt of funds in the Collection Account, to (A) promptly identify the funds constituting Collections, (B) segregate such Collections from the other funds on deposit in the Collection Account and (C) transfer all such Collections to the Collateral Account and (ii) promptly (and in any event within three Business Days) deposit into the Collateral Account all Collections received directly by the Servicer.  From and after the occurrence and continuation of a Servicer Termination Event, the Agent may request that the Servicer, and the Servicer thereupon promptly shall, instruct all Obligors with respect to the Pool Receivables to remit all payments thereon to a different depositary account specified by the Agent and, at all times thereafter, Borrower and the Servicer shall not deposit or otherwise credit, and shall not permit any other Person to deposit or otherwise credit to the Collateral Account or such new depositary account any cash or payment item other than Collections.

(c)                                  Modification of Receivables.  So long as no Event of Default shall have occurred and be continuing, the Servicer, may, solely in accordance with the Credit and Collection Policy and, if applicable, Section 3.04, extend the maturity or adjust the Outstanding Balance of, or defer payment of, or otherwise modify the terms of any Pool Receivable as the Servicer may determine to be appropriate to maximize Collections thereof, provided, that (i) such extension, adjustment or modification would not impair the collectibility of such Pool Receivable and (ii) that such extension, adjustment or modification shall not alter the status of such Pool Receivable as a Delinquent Receivable or Charged-Off Receivable or limit the rights of the Agent or the Purchasers Lenders under this Agreement.  Notwithstanding anything to the contrary contained herein, at any time after the occurrence and during the continuance of an Event of Default, the Agent shall have the absolute and unlimited right to direct the Servicer to commence or settle any legal action with respect to any Receivable or to foreclose upon or repossess any other Pool Assets.

(d)                                 Reports.  In addition to the Servicer Reports and the Settlement Reports required in accordance with Section 3.02(a), the Servicer shall prepare and forward to the Agent such reports in respect of the Pool Receivables and Collections as the Agent may from time to time reasonably request.

(e)                                  Documents and Records.  The Borrower shall deliver to Servicer, and the Servicer shall hold in trust for the Borrower and Agent in accordance with their respective interests, copies of all material documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to the Pool Assets to the extent necessary to perform its servicing responsibilities hereunder.

(f)                                    Termination.  The Servicer’s authorization under this Agreement shall terminate upon the Final Payout Date.

(g)                                 Power of Attorney.  The Borrower hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of the Borrower all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by the Borrower in connection with any Receivable.  Such power of attorney shall continue in full force and effect until the earlier to occur of the delivery of a Successor Servicing Notice to such Servicer and the Final Payout Date, at which time such power of attorney shall be of no further force and effect.

(h)                                 Monitoring of Receivables.  If requested by the Agent, the Servicer shall implement operating procedures to enable the daily identification of each Pool Receivable, the

Outstanding Balance thereof, and the date when payment is due thereon and all Collections of and adjustments to each Pool Receivable.

(i)                                     Collections on Non-USD Receivables.  In the case of any Collections remitted in a currency other than U.S. Dollars (“Non-USD Collections”), the Servicer shall, unless the Agent otherwise directs, advise Aspen of its receipt of such Non-USD Collections and its intention to exercise the FX Rights with a view toward effecting an exchange of such Non-USD Collections for the applicable “Exchange Amount” with respect thereto determined in accordance with Section 1.6 of the Purchase and Sale Agreement.  On receiving assurances satisfactory to the Servicer that Aspen will forthwith remit the applicable Exchange Amount to the Servicer in exchange for such Non-USD Collections, the Servicer shall deliver such Non-USD Collections to Aspen.  In the event the Servicer is advised or otherwise determines that Aspen shall not be able or willing to cause the exchange of any Non-USD Collections for the related Exchange Amount to occur on a same-day basis, the Servicer shall so advise the Agent and until such time as it receives instructions from the Agent as to the timing and disposition of such Non-USD Collections, the Servicer shall cause such Non-USD Collections to remain in the Collateral Account.

(j)                                     Payment Instructions to Obligors.  The Servicer hereby agrees use its best efforts to ensure that each Obligor remits all Collections on Pool Receivables and other proceeds in respect of the Pool Assets directly to the Collateral Account (as opposed to the Collection Account or any other location) as soon as possible.

SECTION 8.03.                                         Rights of the Agent.

(a)                                  Notice to Obligors.  At any time prior to the Notification Compliance Date (Second) and, from and after the Notification Compliance Date (Second), upon the occurrence and during the continuation of an Event of Default, the Agent may at any time notify the Obligors of Pool Receivables, or any of them, of the security interest of the Agent in the Pool Receivables and other Pool Assets and direct such Obligors to remit payments on the Pool Receivables to the Collateral Account or such other location as the Agent may elect.

(b)                                 Notice to Collateral Account Bank. At any time following the earlier to occur of (i) an Event of Default (which has not otherwise been waived) and (ii) the Maturity Date, the Agent is hereby authorized to give notice to the Collateral Account Bank that the Servicer and the Borrower shall no longer be permitted access to the lock-boxes and related accounts.

(c)                                  Rights on Servicer Transfer Event.  At any time following the designation of a Servicer other than Aspen pursuant to Section 8.01:

(i)                                     The Agent may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the new Servicer or such other address specified by the Agent.

(ii)                                  Aspen and the Borrower shall, at the Agent’s request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer tapes and disks) which evidence the Pool Receivables, and copies of the Contracts and

Related Security, or which are otherwise reasonably necessary or desirable to service such Pool Assets, and make the same available to the successor Servicer at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Assets in a manner reasonably acceptable to the Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the successor Servicer.

(iii)                               Each of the Borrower, Aspen and the Secured Parties hereby authorize the Agent, and grant to the Agent an irrevocable power of attorney to take any and all steps in the Borrower’s or Aspen’s name and on behalf of the Borrower, Aspen and the Secured Parties which are reasonably necessary or desirable, in the determination of the Agent to collect all amounts due under any and all Pool Assets, including, without limitation, endorsing the Borrower’s or Aspen’s name on checks and other instruments representing Collections and enforcing such Pool Assets; provided that the Agent shall not exercise its rights under such power of attorney unless an Event of Default shall have occurred and not been otherwise waived.  Such power of attorney shall continue in full force and effect until the Final Payout Date, at which time such power of attorney shall be of no further force and effect.

SECTION 8.04.                                         Responsibilities of the Borrower and the Servicer.  Anything herein to the contrary notwithstanding:

(a)                                  Pool Assets.  Each of the Servicer and the Borrower shall perform all of its obligations under the Pool Assets and under the related agreements, to the same extent as if the Pool Assets had not been pledged to the Agent under the Security Agreement, and the exercise by the Agent or its designee of its rights under the Transaction Documents shall not relieve the Servicer, Aspen, the Transferor or the Borrower from such obligations.

(b)                                 Limitation of Liability.  Neither the Agent nor any of the Secured Parties shall have any obligation or liability to perform or otherwise in respect of any of the obligations of the Borrower, the Servicer, Aspen or the Transferor with respect to any Aspen Software or any Pool Assets.

SECTION 8.05.                                         Further Action Evidencing Loan.

(a)                                  Further Assurances.  Each of the Servicer and the Borrower agrees to mark its master data processing records evidencing the Pool Receivables with a legend, acceptable to the Agent, evidencing that the Pool Assets have been pledged in accordance with the Security Agreement.  Each of the Servicer and the Borrower agrees that from time to time, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action that the Agent or its designee may reasonably request in order to perfect, protect or more fully evidence the Loans hereunder, or to enable Secured Parties or the Agent or its designee to exercise or enforce any of their respective rights hereunder or under any Transaction Document.  Without limiting the generality of the foregoing, the Borrower will (i) upon the request of the Agent or its designee execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate in the reasonable judgment of the Agent; (ii) mark its data processing records to show that the Pool Receivables have been pledged to the Agent; and (iii) at any time prior to the Notification Compliance Date (Second) and, from and after the Notification Compliance Date (Second), upon the occurrence and during the continuation of an Event of Default, mark invoices relating to the Pool Receivables to show that the Pool Receivables have been pledged to the Agent.

(b)                                 Additional Financing Statements; Performance by Agent.  The Borrower hereby authorizes the Agent or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Assets now existing or hereafter arising in the name of the Borrower.  If the Borrower fails to perform any of its agreements or obligations under this Agreement, the Agent or its designee may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of the Agent or its designee incurred in connection therewith shall be payable by the Borrower as provided in Section 13.05.

SECTION 8.06.                                         Application of Collections.

(a)                                  Any payment by an Obligor in respect of any indebtedness owed by it to the Borrower shall, except as otherwise required by the underlying Contract or law, be applied, first, as a Collection of any billed payments owed on any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such payments, starting with the oldest, second, as a Collection of any other principal outstanding on any Pool Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, third, to any other indebtedness of such Obligor; provided, that any payment by an Obligor in respect of Pool Receivables which were previously charged-off as uncollectible shall be applied, first, to principal of such Pool Receivable or Receivables, in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivables and, second, as a Collection of any Finance Charges of such Obligor, again in the order of the age of such Finance Charges, starting with the oldest of such Finance Charges.

(b)                                 The Servicer shall, as soon as practicable following receipt thereof, turn over to the appropriate Person any cash collections or other cash proceeds (other than investment income) received in the Collateral Account not constituting Collections; provided that, if a Settlement Date shall occur between the date any such collections or proceeds are remitted to the Collateral Account and the date the Servicer shall first become aware of the receipt of such collections or proceeds, the Servicer shall only effect a turn over thereof when as permitted under Section 3.02(c).

SECTION 8.07.                                         Maintenance of the Collateral Account.

(a)                                  With the consent of the Agent, the Servicer may, so long as no Event of Default or Unmatured Event of Default shall have occurred and then be continuing, from time to time invest funds on deposit in the Collateral Account, reinvest proceeds of any such investments which may mature, and invest interest or other income received from any such investments, in each case in such Permitted Investments as the Servicer may select and notify to the Agent.  In the event the bank maintaining the Collateral Account shall require that a separate account (the “Investment Account”) be maintained for purposes of giving effect to any investments contemplated herein, it shall be a condition precedent to such investment that such bank shall have entered into an agreement with the Agent acknowledging the control by the Agent over, and the security interest of the Agent in, such Investment Account and the Borrower and the Servicer shall otherwise take such actions as may be reasonably requested by the Agent to perfect the security interest of the Agent therein.  None of the Agent, the Servicer, the Backup Servicer or any Secured Party shall be liable to the Borrower for, or with respect to, any decline in value of amounts on deposit in the Collateral Account which shall have been invested, pursuant to this Section 8.07.

(b)                                 The Borrower hereby pledges, and grants to the Agent, for the benefit of the Secured Parties, a security interest in all funds at any time held in the Collateral Account and any Investment Account existing in connection therewith (including any Permitted Investments) from time to time and all proceeds thereof, as security for the payment of the Obligations.

(c)                                  Neither the Borrower nor any Person or entity claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds or investments held in the Collateral Account or the Investment Account.  At the direction of the Agent, the Servicer shall cause withdrawals to be made from the Collateral Account and the Investment Account on each Settlement Date to give effect to the disbursements then required to be made in accordance with Section 3.02(c).

(d)                                 The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Collateral Account, the Investment Account or any funds or investments held therein, or (ii) create or permit to exist any Adverse Claim upon or with respect to the Collateral Account, the Investment Account or any funds or investments held therein, except as contemplated in the Transaction Documents.

ARTICLE IX

EVENTS OF DEFAULT

SECTION 9.01.                                         Events of Default.  The following events shall be “Events of Default” hereunder:

(a)                                  (i) Any of the Borrower or the Servicer (if the Servicer is then Aspen or one of its Affiliates) shall fail (A) to make any payment or deposit required hereunder when due or (B) to perform or observe any term, covenant or agreement hereunder (other than as referred to in clause (i)(A) or (ii) of this paragraph (a) and Section 9.01(c)) and such failure continues for three (3) consecutive Business Days or (ii) the funds available on any Settlement Date for distribution in accordance with Section 3.02(c) shall be insufficient to pay all interest accrued through such Settlement Date; or

(b)                                 Any representation or warranty made or deemed to be made by the Borrower, the Transferor, Aspen or the Servicer under or in connection with this Agreement, the Receivables Schedule, any Servicer Report, any Settlement Report or any other Transaction Documents shall prove to have been false or incorrect in any material respect when made or deemed made or delivered; or

(c)                                  The Borrower, the Transferor, Aspen or the Servicer shall fail to perform or observe in any material respect any other term, covenant or agreement contained in any of the other Transaction Documents required to be performed or observed by it and such failure continues for five (5) consecutive Business Days; or

(d)                                 The Borrower or the Transferor shall fail to pay any Debt when due or any default shall occur and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of Debt of the Borrower or the Transferor;

(e)                                  Aspen or any of its subsidiaries shall fail to make any payment on any Debt, which Debt is outstanding in an aggregate principal amount of $5,000,000 (a “Material Aspen Debt”), when such payment shall have become due and payable by Aspen or such Subsidiary; or a default shall occur and be continuing under any instrument or agreement evidencing, securing or providing for the issuance of a Material Aspen Debt the effect of which is to accelerate or to permit the acceleration of the maturity of such Material Aspen Debt; or

(f)                                    An Insolvency Event shall have occurred with respect to the Borrower, the Transferor or Aspen; or

(g)                                 (A) (i) Any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings is commenced against the Transferor or the Borrower, or (ii) any material development has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings against Aspen which has a reasonable likelihood of having a Material Adverse Effect or (B) the rendering against Aspen, the Transferor, the Borrower or any of their Affiliates of one or more judgments, decrees or orders for the payment of money in excess of $1,000,000, in the aggregate, and the continuance of such judgment, decree or order unsatisfied and in effect for any period of more than thirty (30) days without a stay of execution; or

(h)                                 The occurrence of any Material Adverse Effect; or

(i)                                     (i) The Borrower, the Transferor or Aspen is subject to a Change in Control; or

(j)                                     The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Internal Revenue Code with regard to any of the Pool Assets and such lien shall not have been released within 15 Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the Pool Assets and such lien shall not have been released within 15 Business Days; or

(k)                                  Any transfer of Pool Assets from Aspen to the Transferor under the Purchase and Sale Agreement or from the Transferor to the Borrower under the Purchase and Resale

Agreement shall for any reason be challenged in any formal process or fail to be characterized as being a “true sale;” or any Transaction Document shall terminate or cease to be the valid, legal and binding obligation of the Borrower, the Servicer, the Transferor or Aspen for any reason; or

(l)                                     Any Servicer Termination Event and the Agent shall for any reason be unable to engage on a timely basis a replacement Servicer on terms satisfactory to the Agent; or

(m)                               as of any date of determination:

(i)                                     the Cumulative Defaulted Amount exceeds $4,171,068; or

(ii)                                  the Delinquency Ratio exceeds 25%; or

(n)                                 The Agent shall for any reason fail or cease to have a valid and perfected first priority security interest in the Pool Assets;

provided that, in the case of any of clauses (d), (e), (f), (g), (h) or (i) above, if the event or circumstance described therein relates solely to a default on Debt, Insolvency Event, litigation, arbitration proceedings or governmental proceedings, change in financial condition or operations or Change in Control by or in respect of Aspen or the Transferor, such event or circumstance shall not constitute an “Event of Default” hereunder unless and until the Administrative Agent shall determine in the exercise of its sole and reasonable credit judgment that such event or circumstance could result in either (A) a Material Adverse Effect (excluding for this purpose clause (i) of the definition thereof to the extent it relates to Aspen or the Transferor), (B) a material adverse effect on the rights of the Administrative Agent or any Secured Party under this Agreement or any other Transaction Document or (C) a material adverse change in the value of the Pool Assets or any material part thereof.

SECTION 9.02.                                         Remedies.

(a)                                  Optional Liquidation.  Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in subsection (f) of Section 9.01), the Agent shall, at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower declare the Maturity Date to have occurred and declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.

(b)                                 Automatic Liquidation.  Upon the occurrence of an Event of Default described in subsection (f) of Section 9.01, the Maturity Date shall be deemed to have occurred automatically and all outstanding Loans and all other Obligations shall become immediately and automatically due and payable, all without presentment, demand, protest, or notice of any kind.

(c)                                  Additional Remedies.  Upon the occurrence of any Maturity Date, the Lenders and Agent shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE X

THE AGENT

SECTION 10.01.                                   Appointment and Authorization.  (a)  Each Lender hereby designates and appoints Guggenheim Corporate Funding, LLC as the “Agent” hereunder and authorizes the Agent to take such actions and to exercise such powers as are delegated to the Agent hereby and to exercise such other powers as are reasonably incidental thereto.  The Agent shall not have any duties other than those expressly set forth herein or any fiduciary relationship with any Lender, and no implied obligations or liabilities shall be read into this Agreement, or otherwise exist, against the Agent.  The Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Borrower or the Servicer.  Notwithstanding any provision of this Agreement or any other Transaction Document to the contrary, in no event shall the Agent ever be required to take any action which exposes the Agent to personal liability or which is contrary to the provision of any Transaction Document or applicable law.  The Agent hereby agrees, for the benefit of the Lenders, not to consent to any material amendment hereunder without the consent of the Majority Lenders thereto.

(a)                                  Except as otherwise specifically provided in this Agreement, the provisions of this Article X are solely for the benefit of the Secured Parties, and neither the Borrower nor the Servicer shall have any rights as a third party beneficiary or otherwise under any of the provisions of this Article X, except that this Article X shall not affect any obligations which any Secured Party may have to the Borrower or the Servicer under the other provisions of this Agreement.

(b)                                 In performing its functions and duties hereunder, the Agent shall act solely as the agent of the Lenders and does not assume nor shall be deemed to have assumed any obligation or relationship of trust or agency with or for the Borrower or the Servicer or any of their successors and assigns.

SECTION 10.02.                                   Delegation of Duties.  The Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.03.                                   Exculpatory Provisions.  None of the Agent or any of its directors, officers, agents or employees shall be liable for any action taken or omitted (i) with the consent or at the direction of the Majority Lenders or (ii) in the absence of such Person’s gross negligence or willful misconduct.  The Agent shall not be responsible to any Person for (i) any recitals, representations, warranties or other statements made by the Borrower, the Servicer, or any of their Affiliates, (ii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of any Transaction Document, (iii) any failure of the Borrower, the Servicer or any of their Affiliates to perform any obligation or (iv) the satisfaction of any condition specified in Article V.  The Agent shall not have any obligation to any Secured Party to ascertain or inquire about the observance or performance of any agreement contained in any Transaction Document or to inspect the properties, books or records of the Borrower, the Servicer or any of their Affiliates.

SECTION 10.04.                                   Reliance by Agent.  (a)  The Agent shall in all cases be entitled to rely, and shall be fully protected in relying, upon any document or other writing or conversation reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by it.  The Agent shall in all cases be fully justified in failing or refusing to take any action under any Transaction Document unless it shall first receive such advice or concurrence of the Majority Lenders and assurance of its indemnification, as it deems appropriate.

(b)                                 The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Secured Parties.

SECTION 10.05.                                   Notice of Termination Events.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default unless it has received notice from any Lender, the Servicer or the Borrower stating that an Event of Default or Unmatured Event of Default has occurred hereunder and describing such Event of Default or Unmatured Event of Default.  In the event that the Agent receives such a notice, it shall promptly give notice thereof to each Lender.  In the event that a Lender receives such a notice (other than from the Agent), it shall promptly give notice thereof to the Agent.

SECTION 10.06.                                   Non-Reliance on Agent.  Each Lender expressly acknowledges that none of the Agent, the Lenders or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any other Lender or the Agent hereafter taken, including any review of the affairs of the Borrower or the Servicer, shall be deemed to constitute any representation or warranty by such other Lender or the Agent, as applicable.  Each Lender represents and warrants to the other Lenders and the Agent that, independently and without reliance upon the Agent or any Lender and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of and investigation into the business, operations, property, prospects, financial and other conditions and creditworthiness of the Borrower, the Servicer and the Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document.  Except for items specifically required to be delivered hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any information concerning the Borrower or the Servicer or any of their Affiliates that comes into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

SECTION 10.07.                                   Agent and Affiliates.  Each of the Lenders, the Agent and their Affiliates may extend credit to, accept deposits from and generally engage in any kind of banking, trust, debt, entity or other business with the Borrower, or the Servicer or any of their Affiliates.

SECTION 10.08.                                   Indemnification.  Each Lender shall indemnify and hold harmless the Agent and its officers, directors, employees, representatives and agents (to the extent not reimbursed by the Borrower or the Servicer and without limiting the obligation of the Borrower or the Servicer to do so), ratably in accordance with its Commitment from and against any and all liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses and disbursements of any kind whatsoever (including in connection with any investigative or threatened proceeding, whether or not the Agent or such Person shall be designated a party thereto) that may at any time be imposed on, incurred by or asserted against the Agent or such Person as a result of, or related to, any of the transactions contemplated by the Transaction Documents or the execution, delivery or performance of the Transaction Documents or any other document furnished in connection therewith (but excluding any such liabilities, obligations, losses, damages, penalties, judgments, settlements, costs, expenses or disbursements resulting solely from the gross negligence or willful misconduct of the Agent or such Person as finally determined by a court of competent jurisdiction).

SECTION 10.09.                                   Successor Agent.  The Agent may, upon at least thirty (30) days notice to the Borrower and each Lender, resign as Agent.  Such resignation shall not become effective until a successor agent reasonably acceptable to Borrower is appointed by the Majority Lenders and has accepted such appointment.  Upon such acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Transaction Documents.  After any retiring Agent’s resignation hereunder, the provisions of Article XII and this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent.

ARTICLE XI

ASSIGNMENT OF LOANS

SECTION 11.01.                                   Restrictions on Assignments.

(a)                                  Neither the Borrower nor the Servicer may assign its rights, or delegate its duties, hereunder or any interest herein without the prior written consent of the Agent.  The Agent, subject to Section 10.09, or any Lenders may assign their respective rights hereunder to any Person without the prior written consent of the Borrower, the Servicer, the Agent or any other Lender.  Each such assignor may, in connection with such assignment, disclose to the applicable assignee any information relating to the Borrower, the Servicer or the Pool Receivables furnished to such assignor by or on behalf of the Borrower, the Servicer or the Agent.

(b)                                 Any Lender may at any time grant to one or more banks or other institutions participating interests or a security interest in its interest under the Transaction Documents.  The Borrower agrees that each such Person shall be entitled to the benefits of Section 4.02 with respect to its participating interest. Each Lender granting any such interest may, in connection with such grant, disclose to the applicable assignee any information relating to the Borrower, the Servicer or the Pool Receivables furnished to such Lender by or on behalf of the Borrower, the Servicer or the Agent, subject to a conventional confidentiality arrangement of the type then prevailing in the market for grants of such type and enforceable by the Borrower.

(c)                                  Without limiting any other rights that may be available under applicable law, the rights of each Lender may be enforced through it or by its agents.

SECTION 11.02.                                   Rights and Obligations of Assignee.  Upon the assignment by a Lender in accordance with this Article XI, the assignee receiving such assignment shall have all of the rights and obligations of a Lender with respect to the Transaction Documents; including, without limitation, the confidentiality obligations set forth in Section 13.07 hereof and the requirement to provide the tax forms contemplated in Section 12.01(d).

SECTION 11.03.                                   Evidence of Assignment.  Any assignment by a Lender hereunder to any Person may be evidenced by such instruments or documents as may be reasonably satisfactory to such Lender, the Agent and the assignee.

ARTICLE XII

INDEMNIFICATION

SECTION 12.01.                                   Indemnities by the Borrower.

(a)                                  General Indemnity.  Without limiting any other rights which any such Person may have hereunder or under applicable law, the Borrower hereby agrees to indemnify each of the Agent, the Lenders, each of their respective Affiliates, and all successors, transferees, participants and assigns thereof and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively referred to as “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the transactions contemplated thereby, excluding, however, Indemnified Amounts (i) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of any such Indemnified Party and (ii) to the extent constituting recourse for Receivables which are uncollectible due to the bankruptcy, insolvency or financial inability to pay of the relevant Obligor.  Without limiting the foregoing, the Borrower shall indemnify each Indemnified Party for Indemnified Amounts arising out of or relating to:

(i)                                     the transfer by the Borrower of any interest in any Pool Asset other than the grant of a security interest to the Agent pursuant to the Security Agreement;

(ii)                                  any representation or warranty made by the Borrower or the Servicer under or in connection with any Transaction Document, any Servicer Report, any Settlement Report or any other information or report delivered by or on behalf of the Borrower or the Servicer pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;

(iii)                               the failure by the Borrower or the Servicer or any of their affiliates to comply with any applicable law, rule or regulation with respect to any Pool Asset or the nonconformity of any Pool Asset with any such applicable law, rule or regulation;

(iv)                              the failure of the Borrower to own or hold sufficient rights in the software the license of which is the subject of any Pool Receivable to the extent necessary to cause such Pool Receivable to (A) constitute a valid and binding obligation, enforceable by Borrower against the applicable Obligor, (B) be owned by Borrower free and clear of any Adverse Claim and (C) to be pledged by the Borrower as contemplated in this Agreement and the Security Agreement;

(v)                                 the failure to grant and maintain granted in the Agent a first priority perfected security interest in the Pool Assets free and clear of any Adverse Claim;

(vi)                              the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Pool Asset, whether at the time of any Loans or at any time thereafter;

(vii)                           any dispute, claim, offset or defense (other than discharge in bankruptcy of an Obligor) of an Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the licensing of software, the sale of the merchandise or services (maintenance or otherwise) related to such Receivable or the furnishing or failure to furnish such merchandise or services;

(viii)                        any failure of Aspen, as Servicer or otherwise, to perform its duties or obligations in accordance with the provisions of the Transaction Documents, including, without limitation, any failure by Aspen to deliver any “Exchange Amount” to the Agent or delivery by the Servicer of the Agent of any “Collected FX Amount” (as each such term is defined in the Purchase and Sale Agreement);

(ix)                                any failure by Aspen to originate any Receivable in accordance with the Credit and Collection Policy or any applicable law, rule or regulation;

(x)                                   any claim, investigation, litigation or proceeding arising out of or in connection with merchandise or services that are the subject of any Pool Receivable;

(xi)                                the failure of any Receivable included in the calculation of the Net Pool Balance as an Eligible Receivable to be an Eligible Receivable;

(xii)                             any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all documented out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the making of any Loans or any other interest in the Pool Receivables;

(xiii)                          the commingling by the Borrower or Aspen of Collections of Pool Receivables at any time with other funds; or

(xiv)                         any litigation or proceeding related to this Agreement or any other Transaction Document or the use of proceeds of any Loan.

(b)                                 Contest of Tax Claim; After-Tax Basis.  If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from the Borrower under Section 12.01(a)(xii), such Indemnified Party shall give prompt and timely notice of such attempt to the Borrower and the Borrower shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge.  Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.

(c)                                  Contribution.  If for any reason the indemnification provided above in this Section 12.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then the Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and the Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

(d)                                 Tax Forms.  If a Lender is not created or organized under the laws of the United States or a political subdivision thereof, such Lender shall deliver to the Borrower, with a copy to the Agent, (i) within fifteen (15) days after the Closing Date, two (or such other number as may from time to time be prescribed by applicable laws) duly completed copies of IRS Form W-8BEN or Form W-8ECI (or any successor forms or other certificates or statements that may be required from time to time by the relevant United States taxing authorities or applicable laws), as appropriate, to permit the Borrower to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes and (ii) upon the obsolescence of or after the occurrence of any event requiring a change in, any form or certificate previously delivered pursuant to this Section 12.01(d), copies (in such numbers as may from time to time be prescribed by applicable laws or regulations) of such additional, amended or successor forms, certificates or statements as may be required under applicable laws or regulations to permit the Borrower and the Servicer to make payments hereunder for the account of such Lender without deduction or withholding of United States federal income or similar Taxes.

SECTION 12.02.                                   Indemnities by the Servicer.  Without limiting any other rights that any Indemnified Party may have hereunder or under applicable law, the Servicer hereby agrees to indemnify each Indemnified Party from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly): (a) the failure of any information contained in any Servicer Report to be true and correct, or the failure of any other information provided to any such Indemnified Party by the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer under or in connection with this Agreement or any other Transaction Document to which it is a party to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable law, rule or regulation, including with respect to any Pool Receivable or the related Contracts, or (d) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof or any other Transaction Document to which it is a party; excluding, however, Indemnified Amounts (i) to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willfull misconduct on the part of such Indemnified Party and (ii) to the extent constituting recourse for Receivables which are uncollectible due to the bankruptcy, insolvency or financial inability to pay of the relevant Obligor.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01.                                   Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower or the Servicer therefrom shall in any event be effective unless the same shall be in writing and signed by the Borrower, the Agent, the Servicer and the Majority Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                                  waive any condition set forth in Article V without the written consent of each Lender;

(b)                                 extend the Maturity Date without the written consent of each Lender;

(c)                                  postpone any date fixed by this Agreement or any other Transaction Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Transaction Document without the written consent of each Lender directly affected thereby;

(d)                                 reduce the principal of, or the rate of interest specified herein on the Loans;

(e)                                  change any provision of this Section or the definitions of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f)                                    provide for the release the Agent’s security interest on all or any material portion of the Pool Assets without the consent of all Lenders.

SECTION 13.02.                                   Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.

If to the Servicer:

Aspen Technology, Inc.

Ten Canal Park

Cambridge, Massachusetts 02141-2201

Attention:   Charles F. Kane, Chief Financial Officer

Telephone No.:  (617) 949-1522

Facsimile No.:   (617) 949-1711

If to the Borrower:

Aspen Technology Receivables II, LLC

c/o Aspen Technology, Inc.

Ten Canal Park

Cambridge, Massachusetts 02141-2201

Attention:   Charles F. Kane, Vice-President

Telephone No.:  (617) 949-1522

Facsimile No.:   (617) 949-1711

If to the Agent:

Guggenheim Corporate Funding, LLC

135 East 57th Street

New York, New York 10022

Attention:  Aspen Relationship Manager

Telephone No.:  (212) 651-9450

Facsimile No.:   (212) 644-8396

If to any Lender:

To the address specified below such Lender’s name on the signature pages hereto.

SECTION 13.03.                                   No Waiver; Remedies.  No failure on the part of the Agent, any Affected Party, any Indemnified Party, or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 13.04.                                   Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and the provisions of Section 4.02 and Article XII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 11.01.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date.  The rights and remedies with respect to any breach of any representation and warranty made by the Borrower or the Servicer pursuant to Article VI and the indemnification and payment provisions of Article XII and Sections 4.02, and each of Sections 13.05, 13.06, 13.07, 13.08 and 13.15 shall be continuing and shall survive any termination of this Agreement.

SECTION 13.05.                                   Costs, Expenses and Taxes.  In addition to their respective obligations under Article XII, each of the Servicer and the Borrower, jointly and severally, agrees to pay on demand:

(a)                                  all reasonable documented out-of-pocket costs and expenses incurred by the Agent and the Lenders and their respective Affiliates in connection with the negotiation, preparation, execution and delivery, the administration (including periodic auditing) or the enforcement of, or any actual or claimed breach of, or any amendment, waiver or modification of, this Agreement and the other Transaction Documents, including, without limitation (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents, and (ii) subject to Section 7.03(g), all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of the Borrower’s or the Servicer’s books and records either prior to the execution and delivery hereof or pursuant to the provisions hereof.

(b)                                 all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 13.06.                                   No Proceedings; Limitation on Payments.

(a)                                  Each of the parties hereto hereby agrees that it will not institute against the Borrower, or join any other Person in instituting against the Borrower, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Insolvency Event) so long as there shall not have elapsed one year plus one day since the last day on which the Obligations shall have been outstanding.

(b)                                 Notwithstanding any provisions contained in this Agreement to the contrary, the parties hereto acknowledge and agree that all amounts payable by the Borrower hereunder and under the other Transaction Documents from the proceeds of the Pool Assets shall be paid in accordance with the priorities set forth in Section 3.02(c).

(c)                                  This Section 13.06 shall survive termination of this Agreement.

SECTION 13.07.                                   Confidentiality of Program Information.

(a)                                  Confidential Information.  Each of the Borrower and the Servicer acknowledges that the Agent regards the structure of the transactions contemplated by this Agreement to be proprietary, and each such party severally agrees that:

(i)                                     it will not disclose without the prior written consent of the Agent (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives” of such party), each of whom shall be informed by such party of the confidential nature of the Program Information (as defined below) and of the terms of this Section 13.07, (A) any information regarding the pricing in, or copies of, this Agreement or any transaction contemplated hereby, or (C) any information which is furnished by the Agent to such party and which is not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively referred to as the “Program Information”); provided, however, that such party may disclose any such Program Information (I) to any other party to the Transaction Documents for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, (IV) subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information or (V) to file copies of the Transaction Documents with the Securities Exchange Commission to the extent required by law, rule or regulation; provided, that the Borrower and the Servicer agree to use their commercially reasonable efforts to maintain the confidentiality of the terms of the Fee Letter, the interest rates hereunder or any other terms or provisions identified by the Administrative Agent as containing confidential commercial or financial information.

(ii)                                  it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

(iii)                               it will, upon demand, return (and cause each of its representatives to return) to the Agent, all documents or other written material received from the Agent, as the case may be, in connection with (a)(i)(B) or (C) above and all copies thereof made by such party which contain the Program Information.

(b)                                 Availability of Confidential Information.  This Section 13.07 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the Agent or were known to such party on a nonconfidential basis prior to its disclosure by the Agent.

(c)                                  Legal Compulsion to Disclose.  In the event that any party or anyone to whom such party or its representatives transmits the Program Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Program Information, such party will:

(i)                                     provide the Agent with prompt written notice so that the Agent may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.07; and

(ii)                                  unless the Agent waives compliance by such party with the provisions of this Section 13.07, make a timely objection to the request or confirmation to provide such Program Information on the basis that such Program Information is confidential and subject to the agreements contained in this Section 13.07.

In the event that such protective order or other remedy is not obtained, or the Agent waives compliance with the provisions of this Section 13.07, such party will furnish only that portion of the Program Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Program Information.

(d)                                 Survival.  This Section 13.07 shall survive termination of this Agreement.

SECTION 13.08.                                   Confidentiality of Borrower Information.

(a)                                  Confidential Information.  Each party hereto acknowledges that the Borrower and the Servicer regard certain information provided to the Administrative Agent and the Lenders to be confidential, and each such party severally agrees that:

(i)                                     it will not disclose without the prior written consent of Borrower or the Servicer (other than to the directors, employees, auditors, counsel or affiliates (collectively, “representatives” of such party), each of whom shall be informed by such party of the confidential nature of the Borrower Information (as defined below) and of the terms of this Section 13.08, (A) any non-public information regarding the Borrower, Aspen or the Servicer, or (B) any information which is furnished by the Borrower or Servicer to such party and which is not otherwise available to the general public (the information referred to in clauses (A) and (B) is collectively referred to as the “Borrower Information”); provided, however, that such party may disclose any such Borrower Information (I) to any other party to the Transaction Documents for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party and (IV) to any prospective or actual successor, assignee or participant (subject to a conventional confidentiality arrangement of a type then prevailing in the market for assignments of such type and enforceable by the Borrower);

(ii)                                  it will use the Borrower Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and

(iii)                               it will, upon demand, return (and cause each of its representatives to return) to the Borrower or the Servicer, all documents or other written material received from the Borrower or the Servicer, as the case may be, and all copies thereof made by such party which contain the Borrower Information.

(b)                                 Availability of Confidential Information.  This Section 13.08 shall be inoperative as to such portions of the Borrower Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than the Borrower or the Servicer or were known to such party on a nonconfidential basis prior to its disclosure by the Borrower or the Servicer.

(c)                                  Legal Compulsion to Disclose.  In the event that any party or anyone to whom such party or its representatives transmits the Borrower Information is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Borrower Information, such party will

(i)                                     provide the Borrower and the Servicer with prompt written notice so that the Borrower or the Servicer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 13.08; and

(ii)                                  unless the Borrower or the Servicer waives compliance by such party with the provisions of this Section 13.08, make a timely objection to the request or confirmation to provide such Borrower Information on the basis that such Borrower Information is confidential and subject to the agreements contained in this Section 13.08.

In the event that such protective order or other remedy is not obtained, or the Borrower or the Servicer waives compliance with the provisions of this Section 13.08, such party will furnish only that portion of the Borrower Information which (in such party’s good faith judgment) is legally required to be furnished and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Borrower Information.

(d)                                 Survival.  This Section 13.08 shall survive termination of this Agreement.

SECTION 13.09.                                   Captions and Cross References.  The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement.  Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

SECTION 13.10.                                   Integration.  This Agreement, together with the other Transaction Documents, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings.

SECTION 13.11.                                   Governing Law.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE SECURITY INTERESTS OF THE AGENT IN THE POOL ASSETS IS GOVERNED BY THE LAWS OF THE JURISDICTION OTHER THAN THE STATE OF NEW YORK.

SECTION 13.12.                                   Waiver Of Jury Trial.  EACH PARTY HERETO HEREBY EXPRESSLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS

AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY TRIAL.

SECTION 13.13.                                   Consent To Jurisdiction.  EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IT IRREVOCABLY (i) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, (ii) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (iii) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

SECTION 13.14.                                   Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 13.15.                                   No Recourse.  The obligations of each Secured Party under the Transaction Documents are solely the corporate obligations of such Secured Party.  No claim may be made by the Borrower or the Servicer or any other Person against any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by the Agreement or any other Transaction Document, or any act, omission or event occurring in connection therewith; and each of the Borrower and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.  This Section 13.15 shall survive the termination of this Agreement.

SECTION 13.16.                                   Right of Setoff.  Following the occurrence and during the continuance of any Event of Default at any time that any amount due and payable by the Borrower hereunder is past due, each Secured Party is hereby authorized (in addition to any other rights it may have) to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Secured Party (including by any branches or agencies of such Secured Party) to, or for the account of, the Borrower against amounts owing by the Borrower hereunder (even if contingent or unmatured).

SECTION 13.17.                                   Sharing of Recoveries.  Each Lender agrees that if it receives any recovery, through set off, judicial action or otherwise, on any amount payable or recoverable hereunder in a greater proportion than should have been received hereunder or otherwise inconsistent with the provisions hereof, then the recipient of such recovery shall purchase for cash an interest in amounts owing to the other Lenders, without representation or warranty except for the representation and warranty that such interest is being sold by each such other Lender free and clear of any Adverse Claim created or granted by such other Lender, in the amount necessary to create proportional participation by the Lender in such recovery.  If all or any portion of such amount is thereafter recovered from the recipient, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

[signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

ASPEN TECHNOLOGY RECEIVABLES II LLC, as Borrower

By:	/s/ Charles F. Kane
Name: Charles F. Kane
Title: Vice President

ASPEN TECHNOLOGY, INC., as Servicer

By:	/s/ Charles F. Kane
Name: Charles F. Kane
Title: Chief Financial Officer

GUGGENHEIM CORPORATE FUNDING, LLC, as Agent

By:	/s/ Todd Boehly
Name: Todd Boehly
Title: Attorney-in-Fact

MIDLAND NATIONAL LIFE INSURANCE COMPANY, as a Lender

By: Midland Advisors Company, as its Agent

By:	/s/ Stephen D. Sautel
Name: Stephen D. Sautel
Title: Managing Director

Commitment: $33,750,000

Address:

c/o Guggenheim Partners
23rd Floor
135 E 57th Street
New York, NY 10022

NORTH AMERICAN COMPANY FOR LIFE AND HEALTH INSURANCE, as a Lender

By: Midland Advisors Company, as its Agent

By:	/s/ Stephen D. Sautel
Name: Stephen D. Sautel
Title: Managing Director

Commitment: $10,000,000

Address:

c/o Guggenheim Partners
23rd Floor
135 E 57th Street
New York, NY 10022

EXHIBIT I

DEFINITIONS

A.                                   Defined Terms.  As used in the Agreement, unless the context requires a different meaning, the following terms have the meanings indicated below (such definitions to be applicable to both the singular and plural forms of such terms):

“Adverse Claim” means a lien, security interest, charge or encumbrance, or other right or claim in, of or on any Person’s assets or properties in favor of any other Person.

“Agency Fee” has the meaning set forth in the Fee Letter.

“Agent” has the meaning set forth in the Preamble to the Agreement.

“Agent’s Office” means the office of the Agent at 135 East 57th Street, New York, New York 10022, Attention: Aspen Relationship Manager, or such other address as shall be designated by the Agent in writing to the Borrower, the Servicer and the Lenders.

“Affected Party” means each Lender, the Agent, any assignee or participant of any Lender, the Agent or any of their respective Affiliates.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person.  For the purposes of this definition, “control”, when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the term “controlled” shall have meanings correlative to the foregoing.

“Agreement” has the meaning set forth in the preamble.

“Applicable Rate” means, from the Closing Date until the Final Payout Date, 13.00% per annum, plus such of the following increments as may be applicable;  provided that the Applicable Rate shall not at any time exceed 15.00% per annum:

(i)                                     if the Notification Compliance Date (First) shall not have occurred prior to June 30, 2005, at all times from and after June 30, 2005 until the Notification Compliance Date (First), 2.00% per annum;

(ii)                                  if the Notification Compliance Date (Second) shall not have occurred prior to December 31, 2005, at all times from and after December 31, 2005 until the Notification Compliance Date (Second), 2.00% per annum; and

(iii)                               if the Notification Compliance Date (Third) shall not have occurred prior to June 30, 2006, at all times from and after June 30, 2006 until the Notification Date (Third), 2.00% per annum.

“Aspen” shall have the meaning assigned in the Preamble to this Agreement.

“Aspen Software” means any software, computer programs, computer code and related materials which are (i) either

(a)                                  owned exclusively by Aspen;

(b)                                 owned by one of Aspen’s wholly-owned subsidiaries and licensed to Aspen on terms which permit the sublicensing of the same by Aspen; or

(c)                                  owned by a Person not affiliated with Aspen and licensed to Aspen on terms which permit the sublicensing of the same by Aspen, and such materials are included by Aspen in a software package otherwise comprised primarily of Aspen Software of the type described in clauses (a) or (b) above which package has been assembled by Aspen for license to its customers, and (ii) sold or licensed by Aspen in the ordinary course of its business to Obligors, together with any accompanying documentation, manuals, upgrades, releases, databases, enhancements, instructions and hardware security devices.

“Backup Servicer” means the Person, if any, engaged by the Agent to serve as the “Backup Servicer” hereunder.

“Backup Servicing Fee” has the meaning set forth in the definitive documentation pursuant to which the Backup Servicer is engaged by the Agent.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Borrower” has the meaning set forth in the preamble to the Agreement.

“Borrower Information” has the meaning set forth in Section 13.08.

 “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are not authorized or required by law or executive order to close in New York City.

“Change of Control” means any of the following (i) the acquisition after the date hereof by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of an amount greater than or equal to 25% of the outstanding shares of voting stock of Aspen, (ii) the failure at any time of the Borrower to be a wholly-owned Subsidiary of the Transferor or (iii) the failure at any time of the Transferor to be a wholly-owned Subsidiary of Aspen.

“Charged-Off Receivable” means a Receivable: (i) as to which the Obligor thereof has taken or suffered any Insolvency Event; (ii) which, consistent with the Credit and Collection Policy, would be written off Borrower’s books as uncollectible, (iii) which has been identified by

Borrower as uncollectible or (iv) as to which any payment, or part thereof, remains unpaid for 364 days or more from the original due date for such payment.

“Closing Date” means the date hereof.

“Collateral Account” means (i) that certain depositary account number 3300489094 maintained by Silicon Valley Bank together with the related postal lockbox at P.O. Box 83167, Woburn, MA 01813-3167 or (ii) any other depositary account and related postal lockbox designated by the Agent as the “Collateral Account”.

“Collateral Account Bank” means the depository institution at which the Collateral Account is maintained.

“Collection Account” means that certain depositary account number 3300388202 maintained by the Collection Account Bank together with the related postal lockbox at P.O. Box 83048,Woburn, MA 01813-3048.

“Collection Account Bank” means Silicon Valley Bank as the depository institution at which the Collection Account is maintained.

“Collections” means, with respect to any Pool Receivable, all funds which are received by the Borrower, the Transferor, Aspen or the Servicer from or on behalf of the related Obligor(s) in payment of any amounts owed (including, without limitation, purchase or sale prices, principal, finance charges, interest and all other charges) in respect of such Receivable or its related security, or applied to such amounts owed by such Obligor(s).

“Commitment” means, with respect to each Lender, the amount which such Lender is obligated, subject to the terms and conditions of this Agreement, to advance under the Agreement on account of its Loan, as set forth below its signature to the Agreement.

“Commitment Amount” means $43,750,000.

“Contract” means, with respect to any Receivable, any and all instruments, agreements, invoices or other writings pursuant to which such Receivable arises or which evidences such Receivable.

“Credit and Collection Policy” means, collectively, (i) the Credit Authorization Policy, (ii) the WW Collections Procedure and (iii) the Credit Line Schedule, a copy of each of which is attached hereto as Exhibit II.

“Cumulative Defaulted Amount” means, as of any date of determination, the aggregate Outstanding Balance of all Pool Receivables (without duplication) that shall have become Defaulted Receivables or Charged-Off Receivables at any time during the period from the date hereof to such date of determination, net of recoveries on any such Pool Receivables to the extent previously included in the calculation of Cumulative Defaulted Amount.

“Cutoff Date” means May 31, 2005.

“Debt” shall mean, with respect to any Person, (i) all indebtedness of such Person for money borrowed (including all securitizations (whether on or off-balance sheet) involving such Person or its consolidated subsidiaries), (ii) all matured reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers’ acceptances, (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (iv) all obligations of such Person to pay the deferred purchase price of property or services (including earnouts and other similar contingent obligations, calculated in accordance with GAAP), (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all capital lease obligations of such Person, (vii) all obligations under any interest rate contract or other interest rate protection or hedging arrangement, (viii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other equity securities that, by their stated terms (or by the terms of any equity securities issuable upon conversion thereof or in exchange therefor), or upon the occurrence of any event, mature or are mandatorily redeemable, or are redeemable at the option of the holder thereof, in whole or in part, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by any lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, (x) any contingent obligation of such Person, and (xi) all liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

“Deemed Collections” means any amount as to which the Borrower is deemed to have received a Collection as described in Section 3.03 hereof.

“Defaulted Receivable” means any Receivable as to which any payment or portion thereof shall have remained unpaid for more than 180 days.

“Default Rate” means the Applicable Rate then in effect plus 2.00% per annum.

 “Delinquency Ratio” means, the ratio (expressed as a percentage) with respect to any calendar month, equal to (i) the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables as of the last day of such calendar month divided by (ii) the aggregate payments scheduled to become due on the Pool Receivables during the 90 day period following the last day of such calendar month.

“Delinquent Receivable” means any Receivable as which any payment or portion thereof shall have remained unpaid for 90 days or more from the original due date for such payment.

“Eligible Receivable” means, at any time, a Pool Receivable:

(i)                                     the Obligor of which (a) is a corporation or other business organization; (b) is not an Affiliate of Aspen; and (c) is not a government or a governmental subdivision or agency,

(ii)                                  which is not a Charged-Off Receivable, and the Obligor of which is not the Obligor of any Charged-Off Receivable,

(iii)                               which is not a Delinquent Receivable, unless expressly identified as being a Delinquent Receivable on the Receivables Schedule,

(iv)                              which by its terms is due and payable in full no later than 66 months following the Closing Date, and such Receivable has not been extended, rewritten or otherwise modified from the original terms thereof except in accordance with the Credit and Collection Policy and as expressly described on the Receivables Schedule,

(v)                                 which is an “account” or “payment intangible” within the meaning of Section 9-102 of the UCC of all applicable jurisdictions,

(vi)                              which is denominated and payable only in United States dollars in the United States; provided that a Receivable that otherwise satisfies the criteria for “Eligible Receivable” but for this clause (vi) may constitute an Eligible Receivable notwithstanding this clause (vi) if the Outstanding Balance thereof on the Closing Date, when added to the aggregate Outstanding Balance of all other Receivables that constitute Eligible Receivables as of such date by reason of this proviso would not exceed an amount equal to 25% of the Outstanding Balance of the Pool Receivables on the Closing Date;

(vii)                           the Obligor of which is either (a) organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States or (b) (1) is organized under the laws of, or has its chief executive office in, any other jurisdiction and (2) the Outstanding Balance of such Receivable on the Closing Date, when added to the aggregate Outstanding Balance of all other Pool Receivables that constitute Eligible Receivables as of such date by reason of this clause (b) would not exceed an amount equal to 78% of the aggregate Outstanding Balance of all Pool Receivables on the Closing Date,

(viii)                        which arises under a Contract in substantially the form set forth on Exhibit III hereto, which, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the related Obligor to make the payments required thereunder and is otherwise enforceable against such Obligor in all material respects in accordance with its terms,

(ix)                                which arises under a Contract which (a) does not require the Obligor under such Contract to consent to the transfer, sale or assignment of the rights and duties of Aspen or any of its assignees under such Contract, (b) does not contain a confidentiality provision that purports to restrict the ability of the Agent or the Lenders to exercise its rights under this Agreement, including, without limitation, its right to review the Contract and (c) is otherwise freely assignable,

(x)                                   which arises under a Contract that contains an obligation to pay a specified sum of money on such dates and in such amounts as are set forth on the Receivables Schedule,

(xi)                                which, together with the Contract related thereto, does not contravene any law, rule or regulation applicable thereto (including, without limitation, any law, rule and regulation relating to truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no part of the Contract related thereto is in violation of any such law, rule or regulation,

(xii)                             which satisfies, in all material respects, all applicable requirements of the Credit and Collection Policy,

(xiii)                          which was generated in the ordinary course of Aspen’s business,

(xiv)                         which arises solely from the licensing or sale of Aspen Software to the related Obligor by Aspen, and not by any other Person (in whole or in part), and Aspen had full right and power to license or sell such Aspen Software without (i) any obligation to provide notice to or obtain the consent of any Person and (ii) any Adverse Claim arising in, to or against such Receivable in favor of any interest holder in the Aspen Software or in favor of any other Person,

(xv)                            which is not subject to any right of rescission, set-off, counterclaim, any other defense (including defenses arising out of violations of usury laws) of the applicable Obligor against Aspen or any other Adverse Claim, and the Obligor thereon holds no right as against Aspen to cause Aspen to repurchase the Aspen Software, goods or merchandise the license or sale of which shall have given rise to such Receivable,

(xvi)                         as to which Aspen has satisfied and fully performed all obligations on its part with respect to such Receivable required to be fulfilled by it, other than software maintenance obligations, and no other further action is required to be performed by any Person with respect thereto other than payment thereon by the applicable Obligor, and

(xvii)                      Borrower, immediately prior to giving effect to the pledge thereof pursuant to the Security Agreement, has good and marketable title thereto free and clear of any Adverse Claim, and upon giving effect to the pledge thereof pursuant to the Security Agreement, the Agent shall have a first priority perfected security interest therein.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time.  References to sections of ERISA also refer to any successor sections.

“ERISA Affiliate” means: (a) any entity that is a member of the same controlled group (within the meaning of Section 414(b) of the Internal Revenue Code) as the Borrower or Aspen, (b) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with the Borrower or Aspen, or (c) a member of the same affiliated service group (within the meaning of Section 414(m) of the Internal Revenue Code) as the Borrower or Aspen, any entity described in clause (a) or any trade or business described in clause (b).

“Event of Default” has the meaning set forth in Section 9.01.

 “Fee Letter” has the meaning set forth in Section 4.01.

“Final Payout Date” means the date on which the outstanding principal balance of the Loans has been reduced to zero and all other Obligations payable by the Borrower under the Transaction Documents shall have been paid in full.

 “Finance Charges” means, with respect to a Contract, any finance, interest, late payment charges or similar charges owing by an Obligor pursuant to such Contract.

“FX Rights” means those rights granted by Aspen to the Transferor under Section 1.6 of the Purchase and Sale Agreement.

“GAAP” means the generally accepted accounting principles and practices in the United States consistently applied.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any court, and any Person owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing and any.

“Indemnified Amounts” has the meaning set forth in Section 12.01.

“Indemnified Party” has the meaning set forth in Section 12.01.

“Insolvency Event” means the occurrence of any of the following:  (i) a case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect shall be commenced by or against such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or any substantial part of its assets, or any similar action with respect to such Person; or (ii) such Person shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due; or (iii) if a corporation, limited liability company or similar entity, its board of directors, managing committee or controlling partners shall vote to implement any of the foregoing.

“Lenders” means the Lenders listed on Schedule A to this Agreement, and their respective successors and assigns.

“Loan” has the meaning set forth in Section 1.01.

“Majority Lenders” means at any time, Lenders whose Commitments aggregate more than 50% of the aggregate of the Commitments of all Lenders.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on:

(i)  the business, assets, operations or condition (financial or otherwise) of the Borrower, the Transferor or Aspen;

(ii)  the ability of Aspen, the Transferor or the Borrower to perform its respective obligations under the Transaction Documents;

(iii)  the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability or collectibility of a material portion of the Receivables or the related Contracts;

(iv)  the existence, perfection, priority or enforceability of Agent’s security interest in a material portion of the Pool Assets; or

(v)  the collectibility of the Pool Receivables.

“Maturity Date” means the earliest of:

(a)                                  June 15, 2008;

(b)                                 the date of the declaration of the Maturity Date by the Agent following the occurrence of an Event of Default pursuant to Section 9.02(a) or the automatic occurrence of the Maturity Date pursuant to Section 9.02(b); and

(c)                                  the Final Payout Date.

“Non-USD Collections” has the meaning set forth in Section 8.02(i).

“Notification Compliance Date (First)” means the date upon which the Servicer has provided the Agent written evidence reasonably acceptable to the Agent that the Servicer has sent written instructions by courier to each Obligor directing such Obligor to remit all Collections in respect of Pool Receivables to the Collateral Account.

“Notification Compliance Date (Second)” means the date upon which the Agent shall have determined that not less than 65% of all Collections in respect of Pool Receivables are then being remitted directly by Obligors on an on-going basis to the Collateral Account.

“Notification Compliance Date (Third)” means the date upon which the Agent shall have determined that not less than 90% of all Collections in respect of Pool Receivables are then being remitted directly by Obligors on an on-going basis to the Collateral Account.

“Obligations” means all obligations (monetary or otherwise) of each of the Borrower and the Servicer (as the case may be) to the Secured Parties and their respective successors, transferees and assigns arising under or in connection with the Transaction Documents, in each case however created, arising or evidenced, whether direct to indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Obligor” means a Person obligated to make payments pursuant to a Contract.

“Outstanding Balance” means, in respect of any Receivable at any date of determination, the then outstanding principal amount thereof.

“Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which Aspen or the Borrower or any corporation, trade or business that is, along with Aspen or the Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Sections 414(b) and 414(c), respectively, of the Internal Revenue Code of 1986, as amended, or Section 4001 of ERISA may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Permitted Investments” means:

(i)                                     marketable obligations issued or directly and fully guaranteed or insured as to full and timely payment by the United States government or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government, but excluding any securities which are derivatives of such obligations or any such obligations that are subject to a call or prepayment prior to their maturity;

(ii)                                  time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (x) has capital, surplus and undivided profits in excess of $100,000,000 and which has a commercial paper or certificate of deposit rating meeting the requirements specified in clause (iii) below (or equivalent long-term rating) or (y) is set forth in a list (which may be updated from time to time) (A) approved by the Agent;

(iii)                               commercial paper which is rated at least as high as by A-1 by Standard & Poor’s;

(iv)                              secured repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank of the type described in clause (ii) above; and

(v)                                 freely redeemable shares in money market funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (i) through (iv) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper, which money market funds are rated “AAAm” or “AAAm-g” by Standard & Poor’s;

and, in any such case, the applicable investment shall mature by not later than one Business Day prior to the next succeeding Settlement Date.

“Person” means an individual, partnership, corporation (including a business or statutory trust), joint stock company, trust, unincorporated association, joint venture, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Pool Assets” means (i) all then outstanding Pool Receivables, (ii) all right, title and interest of the Borrower in, to and under all Related Security with respect to such Pool Receivables, (iii) all of the Borrower’s right, title and interest in, to and under the Collateral Account, and (iv) all Collections with respect to, and other proceeds of, the foregoing.

“Pool Receivable” means a Receivable in the Receivables Pool.

 “Program Information” has the meaning set forth in Section 13.07.

“Purchase and Resale Agreement” means that certain Purchase and Resale Agreement, dated as of the date hereof, between the Transferor, as seller thereunder, and the Borrower, as purchaser thereunder, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of the date hereof, between Aspen, as seller thereunder, and the Transferor, as purchaser thereunder, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

 “Receivable” means all indebtedness and other obligations owed to the Seller and identified on Schedule D hereto, whether, in any case constituting an account, chattel paper, instrument or general intangible, and including, without limitation, the obligation to pay any Finance Charges with respect thereto.

“Receivables Pool” means at any time all then outstanding Receivables of the Borrower.

“Receivables Schedule” means a list provided by Borrower to the Agent on or prior to the date hereof, setting forth each Pool Receivable, together with such detail relating to such Receivables as the Purchaser or the Agent may reasonably request.  The Receivables Schedule may be in the form of a printed spread sheet, a computer tape or in such other form as the Agent, may agree.

“Related Security” means, with respect to any Pool Receivable:

(i)                                     all of Borrower’s right, title and interest in, to and under all Contracts that relate to such Pool Receivable to the extent such right, title and interest relates to the payment obligation of the Obligor in respect of such Pool Receivable;

(ii)                                  all of Borrower’s claims against the applicable Obligor for or in connection with the termination of the related Contracts;

(iii)                               all security deposits and other security interests or liens and property purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise;

(iv)                              all UCC financing statements covering the collateral securing payment of such Pool Receivable;

(v)                                 all guarantees, letters of credit and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise;

(vi)                              all books, records and other information (including, without limitation, computer programs, tapes, disks, punch cards, data processing software and related property and rights) relating to such Receivable, any Related Security therefor and the related Obligor;

(vii)                           all of Borrower’s right, title and interest in, to and under the Purchase and Sale Agreement and the Purchase and Resale Agreement, including, without limitation, the FX Rights thereunder; and

(viii)                        all proceeds of the Receivables and of any of the foregoing.

“Replaced Receivable” shall have the meaning assigned to such term in Section 3.04(b) hereof.

“Reporting Date” means, in respect of any calendar month, the fifth Business Day following the last day of such calendar month.

 “S&R Date” shall have the meaning assigned to such term in Section 3.04(b) hereof.

“S&R Notice” shall have the meaning assigned to such term in Section 3.04(b) hereof.

 “Secured Parties” means Lenders, the Agent, the Indemnified Parties and the Affected Parties.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, between the Borrower and the Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Servicer” has the meaning set forth in the preamble to the Agreement.

“Servicer Report” means, in respect of any calendar month, a report prepared by the Servicer and setting forth, in such detail as may be reasonably requested by the Agent, a summary of all payments received by Aspen or the Servicer and other activity in respect of the Pool Receivables during the calendar month then most recently ended.

“Servicer Termination Event” means any of the following:

(i)                                     The occurrence of any Material Adverse Effect; or

(ii)                                  Any Event of Default.

“Servicer’s Fee” means an amount, accruing quarterly in arrears, equal to $100,000 per annum.

“Settlement Date” means (i) prior to the occurrence of an Event of Default, the fifteenth day of each March, June, September and December (or, if such day is not a Business Day, the immediately succeeding Business Day) and (ii) from and after the occurrence of an Event of Default, each date described in clause (i) and each additional date as may be specified by the Agent to the Borrower and the Servicer.

“Settlement Period” means a three calendar month period ending on each August 31, November 30, February 28 (or February 29 during any leap year) and May 31; provided that (i) the first Settlement Period shall commence on June 1, 2005 and end on August 31, 2005, and (ii) from and after the occurrence of an Event of Default, each Settlement Period shall be of such duration as the Agent may specify to the Servicer.

“Settlement Report” means, in respect of any Settlement Period, a report prepared by the Servicer and setting forth, in such detail as may be reasonably requested by the Agent, a summary of the distributions to be made pursuant to Section 3.02(c) on the Settlement Date immediately following such Settlement Period.

“Settlement Reporting Date” means, in respect of any Settlement Period, the fifth Business Day following the last day of such Settlement Period.

“Standard & Poor’s” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary” means, as to any Person, any other entity of which shares of stock of each class or other equity interests having ordinary voting power (other than stock or other equity interests having such power only be reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Successor Servicer Notice” has the meaning set forth in Section 8.01(b).

“Supersede-and-Replace” shall have the meaning assigned to such term in Section 3.04(b) hereof.

  “Superseding Receivable” shall have the meaning assigned to such term in Section 3.04(b) hereof.

“Taxes” means, with respect to any Person, any taxes, levies, imposts, deductions, charges, withholdings and liabilities, now or hereafter imposed, levied, collected, withheld or assessed by any country (or any political subdivision thereof), excluding income or franchise taxes imposed on it by (i) the jurisdiction under the laws of which such Person is organized (or by any political subdivision thereof), (ii) any jurisdiction in which an office of such Person may be located or (iii) any jurisdiction in which such Person is already subject to tax.

“Transaction Documents” means the Agreement, all control agreements related to the Collateral Account, the Purchase and Sale Agreement, the Purchase and Resale Agreement, the Fee Letter, the Security Agreement and all other instruments, documents and agreements executed or delivered under or in connection with the Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Transferor” means Aspen Technology Receivables I LLC, a limited liability company organized under the laws of Delaware.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unmatured Event of Default” means any event which, with the giving of notice or lapse of time, or both, would become or constitute an Event of Default.

B.                                     Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.  All terms used in Article 9 of the UCC in the applicable jurisdiction, and not specifically defined herein, are used herein as defined in such Article 9.  Unless the context otherwise requires, “or” means “and/or”, and “including” (and with correlative meaning “include” and “includes”) means including without limiting the generality of any description preceding such term.

C.                                     Computation of Time Periods.  Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”.

D.                                    References.  Each reference in this Exhibit I to any Section or Exhibit refers to such Section of or Exhibit to this Agreement.

EXHIBIT II	-	Credit and Collection Policy

[Exhibit omitted]

EXHIBIT III	-	Form of Contract

[Exhibit omitted]

SCHEDULE A	-	Lenders

North American Company for Life and Health Insurance

Midland National Life Insurance Company

SCHEDULE B	-	List of Closing Documents

[Schedule omitted]

SCHEDULE C	-	Offices Where Records are Kept

Aspen Technology, Inc.

Ten Canal Park

Cambridge, Massachusetts 02141-2201

Aspen Technology Receivables II LLC

Ten Canal Park

Cambridge, Massachusetts 02141-2201

SCHEDULE D	-	Financial Tests applicable to Aspen

[Schedule omitted]

A-2

SCHEDULE E	-	Schedule of Pool Receivables

[Schedule Omitted]

A-3